                                                                Exhibit 10.1.1



                  SENIOR SECURED REVOLVING CREDIT AGREEMENT


                                     among


                            SITHE ENERGIES, INC.
                                (As Borrower)


                                      and


                         ENERGY FACTORS, INCORPORATED


                                      and


                         SITHE ENERGIES U.S.A., INC.


                                      and


                           SITHE INTERNATIONAL, INC.


                                      and


                     SITHE ENERGIES DEVELOPMENT CORPORATION
                  (Together with the Borrower as Loan Parties)


                                      and


                                BANK OF MONTREAL


                                      and


                      THE ADDITIONAL FINANCIAL INSTITUTIONS
                    FROM TIME TO TIME SET FORTH ON APPENDIX I

                                 (The Lenders)


                                      and


                               BANK OF MONTREAL
                                   (As Agent)


                         Dated as of December 19, 1997

                              TABLE OF CONTENTS

                                                                    Pages(s)

PRELIMINARY STATEMENT...........................................       1

ARTICLE I DEFINITIONS...........................................       1
   Section 1.1    Certain Defined Terms.........................       1
   Section 1.2    Other Definitional Provisions.................      19

ARTICLE II  THE CREDITS.........................................      20
   Section 2.1.   Commitments to Lend...........................      20
   Section 2.2.   Notice of Borrowings..........................      20
   Section 2.3.   Letters of Credit.............................      22
   Section 2.4.   Notice to Lenders; Funding of Loans...........      29
   Section 2.5.   Notes.........................................      30
   Section 2.6.   Use of Loan Proceeds..........................      31
   Section 2.7.   Interest Rates................................      31
   Section 2.8.   Fees..........................................      32
   Section 2.9.   Fee Payments..................................      32
   Section 2.10.  Mandatory Termination of Commitment...........      33
   Section 2.11.  Prepayments...................................      33
   Section 2.12.  General Provisions as to Payments.............      34
   Section 2.13.  Funding Costs.................................      34
   Section 2.14.  Computation of Interest and Fees..............      35
   Section 2.15.  Withholding Tax Exemption.....................      35
   Section 2.16.  Security for the Obligations..................      36
   Section 2.17   Application of Payments.......................      37
   Section 2.18   Interest......................................      37
   Section 2.19   Funding and Yield Protection..................      38

ARTICLE III REPRESENTATIONS AND WARRANTIES......................      42
   Section 3.1    Existence and Business........................      42
   Section 3.2    Subsidiaries..................................      42
   Section 3.3    Power and Authorization; Enforceable
                     Obligations................................      43
   Section 3.4    Collateral Security Documents.................      43
   Section 3.5    No Legal Bar..................................      44
   Section 3.6    Governmental Approvals and Other
                     Consents and Approvals.....................      44
   Section 3.7    Financial Statement...........................      45
   Section 3.8    Taxes.........................................      46

Section 3.9        No Proceedings or Litigation..................... 46
Section 3.10       No Default....................................... 47
Section 3.11       Title to Property................................ 47
Section 3.12       Agreements....................................... 47
Section 3.13       Compliance with Law.............................. 48
Section 3.14       Environmental Matters............................ 48
Section 3.15       Federal Reserve Regulations...................... 48
Section 3.16       ERISA............................................ 48
Section 3.17       Investment Company: Investment Adviser........... 49
Section 3.18       Public Utility Status............................ 49
Section 3.19       Principal Place of Business, etc................. 49
Section 3.20       Offer of Notes or Securities..................... 50
Section 3.21       Labor Matters.................................... 50
Section 3.22       Solvency......................................... 50
Section 3.23       Full Disclosure.................................. 50

ARTICLE IV CONDITIONS PRECEDENT..................................... 50

Section 4.1        The Initial Extension of Credit.................. 50
Section 4.2        All Loans; Letters of Credit..................... 53

ARTICLE V AFFIRMATIVE COVENANTS

Section 5.1        Conduct of Business, Maintenance of
                   Existence, etc................................... 55
Section 5.2        Quarterly Distributions.......................... 55
Section 5.3        Performance of Obligations....................... 55
Section 5.4        Cooperation in Syndication....................... 56
Section 5.5        Inspection of Property, Books and
                   Records; Discussions............................. 56
Section 5.6        Compliance with Laws, Contractual
                   Obligations, etc................................. 56
Section 5.7        Information...................................... 56
Section 5.8        Certificates; Other Information.................. 59
Section 5.9        Payment of Taxes and Claims...................... 59
Section 5.10       Maintenance of Properties; Insurance............. 60
Section 5.11       Assignments of Additional Contracts;
                   Maintenance of Liens of the Collateral
                   Security Documents; Future Liens................. 60
Section 5.12       Defend Title..................................... 61
Section 5.13       Management Letters............................... 61
Section 5.14       Accounts......................................... 61
Section 5.15       Intentionally Omitted............................ 61
Section 5.16       Fiscal Year Forecast............................. 61
Section 5.17       Environmental Matters............................ 61
Section 5.18       Bank Accounts.................................... 63

  Section 5.19    Supplemental Collateral Security
                  Documents.................................................   65

ARTICLE VI NEGATIVE COVENANTS...............................................   65

  Section 6.1     Organization, Sale of Assets,
                  Purchases, etc............................................   65
  Section 6.2     Indebtedness..............................................   66
  Section 6.3     Liens.....................................................   67
  Section 6.4     Project Refinancings......................................   67
  Section 6.5     Amendment of Contracts, etc...............................   67
  Section 6.6     Investments...............................................   68
  Section 6.7     Net Worth, etc............................................   68
  Section 6.8     Change of Office..........................................   68
  Section 6.9     Change of Name............................................   68
  Section 6.10    Limitation on Transactions with
                  Affiliates................................................   68
  Section 6.11    Distributions.............................................   69
  Section 6.12    Assignment................................................   70
  Section 6.13    Employee Plans............................................   70
  Section 6.15    Leverage Ratio............................................   70
  Section 6.16    Adjusted EBITDA/Interest Ratio............................   70
  Section 6.18    Fiscal Year...............................................   71
  Section 6.19    Exceed Commitment.........................................   71
  Section 6.20    Wholly Owned Subsidiaries.................................   71
  Section 6.21    Asian Investments.........................................   71

ARTICLE VII EVENTS OF DEFAULT...............................................   72

  Section 7.1     Events of Default.........................................   72
  Section 7.2     Other Remedies............................................   76

ARTICLE VIII THE AGENT......................................................   77

  Section 8.1     Appointment...............................................   77
  Section 8.2     Delegation of Duties......................................   77
  Section 8.3     Exculpatory Provisions....................................   77
  Section 8.4     Reliance by Agents........................................   78
  Section 8.5     Notice of Default.........................................   78
  Section 8.6     Non-Reliance on Agent and Other Lenders...................   79
  Section 8.7     Indemnification...........................................   79
  Section 8.8     Agent in Individual Capacities............................   80
  Section 8.9     Successor Agent...........................................   80

ARTICLE IX MISCELLANEOUS....................................................   81

  Section 9.1     Expenses; Indemnification, etc...........................    81



   Section 9.2            Amendments; Consent to Amendments.............. 82
   Section 9.3            Investment Purpose............................. 83
   Section 9.4            Notices to Subsequent Holder................... 83
   Section 9.5            Persons Deemed Owners.......................... 83
   Section 9.6            Survival of Representations and
                          Warranties..................................... 84
   Section 9.7            Successors and Assigns......................... 84
   Section 9.8            Notices........................................ 86
   Section 9.9            Descriptive Headings........................... 87
   Section 9.10           Governing Law.................................. 87
   Section 9.11           No Waiver...................................... 87
   Section 9.12           Severability................................... 87
   Section 9.13           Counterparts................................... 87
   Section 9.14           Waiver of Jury Trial; Limitation of
                          Remedies....................................... 87
   Section 9.15           Independence of Covenants...................... 88
   Section 9.16           Sharing of Payments............................ 88
   Section 9.17           Right of Set-off............................... 88
   Section 9.18           Satisfaction Requirement....................... 89
   Section 9.19           Marshalling; Payments Set Aside................ 89
   Section 9.20           Prior Understandings........................... 89
   Section 9.21           Joint and Several Liability.................... 89
   Section 9.22           Confidentiality................................ 89
   Section 9.23           Defaulting Lender.............................. 90


APPENDIX I  LENDER SCHEDULE
            ---------------




EXHIBIT I (a)               PRICING GRID

EXHIBIT I (b)               PRICING GRID

EXHIBIT I (c)               PRICING GRID



SENIOR SECURED REVOLVING CREDIT AGREEMENT, dated as of December 19, 1997, among SITHE ENERGIES, INC., a Delaware corporation (the "Borrower"), its wholly owned subsidiaries, ENERGY FACTORS, INCORPORATED, a Delaware corporation ("EFI"), SITHE ENERGIES U.S.A., INC. a Delaware corporation ("Sithe U.S.A."), SITHE INTERNATIONAL, INC., a Delaware corporation ("SII") and SITHE ENERGIES DEVELOPMENT CORPORATION, a Delaware Corporation ("SED") (the Borrower, EFI, Sithe U.S.A., SII and SED, together, the "Loan Parties"), BANK OF MONTREAL, a Canadian banking corporation ("BMO"), each other Lender hereafter listed from time to time as a Lender on the Lender Schedule (BMO and each such Lender, collectively, the "Lenders") and BMO, in its capacity as Agent for the Lenders (in such capacity, the "Agent"). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Article I hereof.

                            PRELIMINARY STATEMENT

    This Agreement provides for the Lenders to extend a credit facility to the Borrower in an aggregate amount of up to $300,000,000 in order to provide for the issuance of standby letters of credit for the benefit of the Loan Parties and their Consolidated Subsidiaries, and to provide revolving credit loans to the Borrower, in each case for the purposes permitted herein, and all subject to the conditions herein set forth.

                                  ARTICLE I

                                 DEFINITIONS

    Section 1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (such definitions to be equally applicable to both singular and plural forms of the terms defined):

    "ACCOUNTS": the accounts at the Depositary Bank established by the Borrower pursuant to the Deposit, Disbursement and Security Agreement.

    "ADDITIONAL CONTRACT": each contract or other arrangement required to be set forth after the Closing Date on an amended Schedule 3.12 pursuant to
Section 5.7(b).

    "ADJUSTED EBITDA/INTEREST RATIO": for the Borrower and its Consolidated Subsidiaries, the ratio of EBITDA to Interest Expense, provided that for purposes of this ratio, there shall be excluded from EBITDA all interests of Subsidiaries in which Borrower (directly or indirectly) has a less than 50% interest (except to the extent of cash distributions received by a Loan Party from any such Subsidiary) and there shall be excluded from all of the foregoing calculations items related to the NIMO Projects

    "ADJUSTED LIBOR RATE": for any Interest Period, the rate PER ANNUM equal to the quotient obtained (rounded upwards, if necessary to the next higher 1/16 of 1%) by dividing (i) the applicable LIBOR Rate by (ii) 1.00 minus the Eurodollar Reserve Percentage.

    "AFFILIATE": of any designated Person, any Person which, directly or indirectly, controls or is controlled by or is under common control with such designated Person and, without limiting the generality of the foregoing, shall include (a) any Person which beneficially owns or holds 5% or more of any class of voting securities of such designated Person or 5% or more of the equity interest in such designated Person and (b) any Person of which such designated Person beneficially owns or holds 5% or more of any class of voting securities or in which such designated Person beneficially owns or holds 5% of more of the equity interest. For the purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

    "AGREEMENT": this Senior Secured Revolving Credit Agreement.

    "APPLICABLE MARGIN": as defined in the applicable pricing grid attached hereto as Exhibit I.

    "APPROVALS": as defined in Section 3.6.

    "ASSIGNED CONTRACT": each of the contracts and other arrangements set forth on Schedule 3.12 as of the Closing Date, together with Additional Contracts, in each case as collaterally assigned to the Agent for the ratable benefit of the Lenders pursuant to the Collateral Security Documents, excluding (a) the contracts and other arrangements referred to in clause
(a)(ii) of Section 5.11, and (b) the existing contracts and other arrangements which, as disclosed on Schedule 3.12, cannot be so collaterally assigned.

    "ASSIGNMENTS OF PARTNERSHIP INTERESTS": as defined in Section 2.16(c).

    "BANKRUPTCY LAW": as defined in Section 7.1(i).

    "BASIC DOCUMENTS": the collective reference to the Loan Instruments and the Assigned Contracts.

    "BORROWING": shall mean the incurrence of a Loan on a given date (or resulting from conversions or continuations on a given date).

    "BORROWING DATE": as defined in Section 2.2(a).

    "BUSINESS DAY": any day excluding Saturday, Sunday and any day on which commercial banks in New York, New York or Chicago, Illinois are required or authorized to be closed; or in the case of LIBOR Rate Loans, a LIBOR Business Day.

    "CASH COLLATERAL": the irrevocable deposit by the Borrower in a specially designated cash collateral account pursuant to the Deposit, Disbursement and Security Agreement, in which the Agent shall have a first priority perfected security interest for the ratable benefit of the Secured Parties, of an amount equal to the maximum Letter of Credit Exposure with respect to any or all (as the context requires) of the Letters of Credit and which, in the case of Foreign Currency Letters of Credit, is in a specially designated cash collateral account (in either Dollars or such Foreign Currency) maintained with the Depositary Bank.

    "CGE": Compagnie Generale des Eaux, a French corporation, which is as of the Closing Date, the majority (indirect) shareholder of the Borrower.

    "CLOSING DATE": December 19, 1997.

    "CODE" The Internal Revenue Code of 1986, as amended from time to time.

    "COLLATERAL": the collective reference to all property, tangible and intangible, and the proceeds and products thereof, subjected from time to time to the Liens intended to be created by the Collateral Security Documents.

    "COLLATERAL ASSIGNMENT": with respect to any Assigned Contract, a collateral assignment of such contract to the Agent for the ratable benefit of the Secured Parties, in substantially the form of Exhibit 1.1(a).

    "COLLATERAL SECURITY DOCUMENTS": the collective reference to the Assignments of Partnership Interest, the Security Agreements, the Stock Pledge Agreements, the Collateral Assignments, Uniform Commercial Code financing statements and any other agreement or instrument hereafter entered into by any Loan Party or any other Person which secured any of the Obligations, including, without limitation, any Supplemental Collateral Security Documents.

    "COMMITMENT": the commitment of all of the Lenders to provide financing hereunder in the form or Loans and Letters of Credit, in an aggregate amount not exceeding the lesser of $300,000,000 and the aggregate amount of all Lenders' commitments as set forth in the Lender Schedule (and further limited to $200,000,000 in the case of Loans).

    "COMMITMENT TRANSFER SUPPLEMENT": an instrument of transfer substantially in the form of Exhibit 9.7(c).

    "COMMONLY CONTROLLED ENTITY": a Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.

    "CONSOLIDATED SUBSIDIARY": any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

    "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, contract, document, agreement, lease, instrument, preferential payment arrangement or undertaking to which such Person is a party or by which it or any of its property is bound or subject, and including the entire agreement containing all such provisions.

    "DEBT SERVICE": for any period, the aggregate (without duplication) of
(i) Interest Expense for the Borrower and its Consolidated Subsidiaries PLUS
(ii) all amounts of principal on the Loans and on other Indebtedness of the Borrower or any of its Consolidated Subsidiaries which are required to be paid during such period (whether by maturity, acceleration or otherwise), excluding any optional or mandatory prepayments of principal during such period, PLUS
(iii) all periodic fees, costs, charges and expenses which are due and payable to the Agent or any Lender or the holder of any other Indebtedness of the Borrower or any of its Consolidated Subsidiaries during such period, plus (iv) payments under capitalized and operating leases of the Borrower or any of its Consolidated Subsidiaries during such period.

    "DEBT SERVICE COVERAGE RATIO": for the Borrower and its Consolidated Subsidiaries, the ratio of (X) the sum of (EBITDA plus operating lease expense) minus (capital expenditures unrelated to Project development) to (Y) Debt Service; PROVIDED, HOWEVER that, for purposes of this ratio, there shall be excluded from EBITDA all interests of Subsidiaries in which Borrower (directly or indirectly) has a less than 50% interest (except to the extent of cash distributions received by a Loan Party from any such Subsidiary) and there shall be excluded from all of the foregoing calculations items related to the NIMO Projects.


    "DEFAULT": any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or for the happening of any other condition, has been satisfied.

   "DEFAULT RATE": a rate per annum equal to the sum of 2% plus the Reference Rate plus the Applicable Margin at the time of determination.

   "DEPOSIT, DISBURSEMENT AND SECURITY AGREEMENT": as defined in Section
2.16(b).

   "DEPOSITARY BANK": Harris Trust and Savings Bank or any successor depositary bank under the Deposit, Disbursement and Security Agreement.

   "DISTRIBUTION": (a) any distribution, direct or indirect, in cash or in kind, on account of any partnership interest or stock interest or (b) any redemption, retirement, purchase or other acquisition by any Person, direct or indirect, of any partnership interest or stock interest, as the case may be.

   "DOLLARS" or "$": dollars in lawful currency of the United States of America.

   "DRAWING": any payment by the Fronting Bank to a beneficiary under a Letter of Credit.

   "EBITDA" means, for any period, (without duplication) the consolidated net income (or net loss) of the Borrower and its Consolidated Subsidiaries for such period as determined in accordance with GAAP, plus (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) Interest Expense (without taking into account the proviso in the definition thereof), (iv) total income tax expense, and (v) extraordinary or unusual losses (and other after tax losses on sales of assets outside of the ordinary course of business and not otherwise included in GAAP extraordinary or unusual losses), in each case of the Borrower and all of its Consolidated Subsidiaries for such period, less (b) the sum of (i) extraordinary or unusual gains (and other after-tax gains on sales of assets outside of the ordinary course of business and not otherwise included in GAAP extraordinary or unusual gains) of the Borrower and all of its Consolidated Subsidiaries for such period,
(ii) the net income (or loss) of any Person that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid to the Borrower, and (iii) the net income (or loss) of any other Person acquired by the Borrower or any Consolidated Subsidiary of the Borrower in a transaction accounted for as a pooling of interests for any period prior to the date of such acquisition.

   "ENVIRONMENTAL LAWS": all federal, state, local and foreign laws and regulations including, without limitation, the Comprehensive Environmental Response Compensation and Liability

Act (42 U.S.C. Section 9601 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the National Environmental Policy Act (42 U.S.C. Section 4321 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Toxic Substances Control Act (15 U.S.C.
Section 2601 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Safe Drinking Water Act (42 U.S.C. Section 300f ET SEQ.), and any common law theory of liability, in any case relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), all as currently in effect or as shall be promulgated, issued and amended or ordered in the future, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, refining, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern, and all federal, state and local zoning and land use laws or regulations, as currently in effect or as shall be promulgated, issued and amended or ordered in the future.

   "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and all regulations promulgated thereunder.

   "EURODOLLAR RESERVE PERCENTAGE": means for any date that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York city with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

   "EVENT OF DEFAULT": any of the events specified in Section 7.1; PROVIDED that any requirement set forth therein for the giving of notice, the lapse of time, or both, or for the happening of any other condition, has been satisfied.

   "EVENT OF LOSS": (a) the actual or constructive total loss of any Project,
(b) loss, theft, destruction or damage of any portion of any Project, or (c) the Taking for six months or more of the use of any portion of any Project, which in any such case would be reasonably be likely to result in a Material Adverse Effect.

   "EXISTING LETTERS OF CREDIT": the letters of credit set forth on
Schedule 1.1(b) issued by BMO for the account of the Loan Parties pursuant to agreements existing prior to the Closing Date, which letters of credit will as of the Closing Date be deemed Letters of Credit as though issued under this Agreement.

   "EXISTING LOAN AGREEMENT": the Loan Agreement, dated as of August 3, 1993 and restated and amended as of December 28, 1994, and as further amended through the date hereof, among the Loan Parties, BMO, Banque Nationale de Paris (Los Angeles Agency) ("BNP") and each other lender listed on the Lender Schedule attached thereto as Appendix I, BMO, as Administrative Agent and BNP as Co-Agent.

   "FEDERAL FUNDS RATE": for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, PROVIDED that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

   "FISCAL QUARTER": a period of three consecutive months commencing immediately after 12:00 a.m. on January 1, April 1, July 1 or October 1, and ending immediately prior to midnight on March 31, June 30, September 30 or December 31, respectively.

   "FISCAL YEAR": a period of 12 consecutive months commencing immediately after 12:00 a.m. on January 1, and ending on December 31 immediately prior to midnight.

   "FORECAST": the annual update of the pro Forma Financial Statements incorporating revisions to the forecasted material therein contained and including a schedule setting forth the amounts of Loans the Borrower anticipates requesting on the Borrowing Dates projected (and any anticipated request for issuance of Letters of Credit and Drawings thereunder) for the ensuing Fiscal Year.

   "FOREIGN CURRENCY": any currency other than Dollars.

   "FOREIGN CURRENCY LETTER OF CREDIT": any Letter of Credit denominated and available for Drawings in a Foreign Currency.

   "FORM 1001": Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of Treasury of the United States of America (or such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such form relates).

   "FORM 4224": Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of Treasury of the United States of America (or such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such form relates).

   "FORM W-8": Form W-8 (Certificate of Foreign Status) of the Department of Treasury of the United States of America (or such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such form relates).

   "FRONTING BANK": BMO or any successor Lender issuing the Letters of Credit (or another Lender, as applicable, to the extent it elects to issue one or more Letters of Credit pursuant to the last sentence of Section 2.3(a)).

   "GAAP": generally accepted accounting principles in effect from time to time in the United States of America, consistently applied; PROVIDED that if any changes in accounting principles from those used by the Borrower in the preparation of its financial statements are hereafter required by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes materially affect (or result in a material change in the method of calculation of) any of the covenants, standards or terms found in this Agreement, the parties hereto agree to enter into negotiations in order to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrower shall be the same after such changes as if such changes had not been made; PROVIDED, HOWEVER, that no change in generally accepted accounting principles that would affect any of such covenants, standards or terms or the method of calculation of any such covenants, standards or terms) shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Agent, the Majority Lenders and the Borrower, to reflect such change in accounting principles.

     "GOVERNMENTAL APPROVALS": authorizations, consents, approvals, waivers, exemptions, variances, franchises, permissions, permits and licenses of, and filings and declarations with, and ruling by any Governmental Authority.

     "GOVERNMENTAL AUTHORITY": any government, or any nation, state, or political subdivision of any nation or state, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any central bank or other fiscal, monetary or other authority.

     "INDEBTEDNESS": as applied to any Person, (a) all obligations of such Person for borrowed money and for the deferred purchase price of property, including, without limitation, pursuant to any capital lease, or services (other than obligations under agreements for the purchase of goods and services in the normal course of business which are not more than 30 days past due), and obligations evidenced by bonds, debentures, notes or similar instruments (excluding "deposit only" endorsements on checks payable to the order of such Person); (b) all indebtedness secured by any Lien on any property owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed; and (c) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others.

     "INDEPENDENCE CREDIT AGREEMENT": the Revolving Credit Agreement dated as of January 1, 1993, among Sithe/Independence Power Partners, L.P., the banks named therein and The Sumitomo Bank, Limited (New York Branch), as agent.

     "INDEPENDENCE FINANCING DOCUMENTS": all of the material documentation entered into by Sithe/Independence Power Partner, L.P. and its Affiliates in connection with the financing of the Independence Project as made available to, and, to the extent requested by the Agent, as certified by Responsible Officer of the Borrower and delivered to, the Agent, including, without limitation, the Independence Credit Agreement, and the Independence Indenture.

    "INDEPENDENCE INDENTURE": the Trust Indenture dated as of January 1, 1993, among Sithe/Independence Funding Corporation, Sithe/Independence Power Partners, L.P. and IBJ Schroder Bank & Trust Company, as trustee.

    "INDEPENDENCE PROJECT": the cogeneration project owned by Sithe/Independence Power Partners, L.P. in Scriba, New York.

    "INTEREST EXPENSE": means, as of any Quarterly Date, gross interest expense determined in accordance with GAAP (excluding the non-cash component of interest payable with respect to Indebtedness incurred after the Closing
Date) minus gross interest income, in each case determined for the consecutive four Fiscal Quarter periods then ending; provided, however, that such gross interest income shall be capped, for purposes of this definition, at $12,000,000, for each such four quarter period.

    "INTEREST PERIOD": shall mean with respect to any LIBOR Rate Loan, the period beginning on and including the date on which such LIBOR Rate Loan is made or, if such LIBOR Rate Loan already is outstanding, the Interest Period End Date for the existing Interest Period for such LIBOR Rate Loan, and ending on but excluding the date numerically corresponding to such beginning date in the first, second, third or sixth next succeeding month as the Borrower may specify or be deemed to specify; provided, however, that if such beginning day or ending day is not a LIBOR Business Day, then such beginning and/or ending day shall be the next succeeding LIBOR Business Day unless such next succeeding LIBOR Business Day falls in the next succeeding calendar month, in which the event such beginning day or ending day shall be the next preceding LIBOR Business Day.

    "INTEREST PERIOD END DATE": the ending date of each Interest Period or, if earlier, the Termination Date, and any date on which all of the Notes become due under Article VII.

    "INVESTMENT GRADE RATING": a rating on the Borrower's senior unsecured indebtedness of BBB- or better from Standard and Poor's Corporation and/or Baa3 or better from Moody's Investors Service, Inc.

    "LENDER SCHEDULE": the Lender Schedule attached hereto as Appendix I, as amended from time to time.

    "LETTER OF CREDIT": as defined in Section 2.3(a).

    "LETTER OF CREDIT COMMITMENT": the commitment of the Fronting Bank to issue and of the Lenders to participate in, Letters of Credit issued pursuant to Section 2.3 in an aggregate maximum available amount not to exceed $300,000,000 minus (x) the principal amount of outstanding Loans and (y) the amount of all outstanding Reimbursement Obligations.

    "LETTER OF CREDIT EXPOSURE": the sum of (i) the undrawn amount which is then, or may thereafter become, available for Drawings under all outstanding Letters of Credit and (ii) the amount of all outstanding Reimbursement Obligations.

    "LETTER OF CREDIT TERMINATION DATE": as defined in Section 2.3(h)(i).

    "LEVERAGE RATION": for the Borrower and its Consolidated Subsidiaries, the ratio of (X) Total Debt to (Y) Total Debt plus Net Worth.

    "LIBOR BUSINESS DAY": a day of the year on which dealings are carried on in the London Interbank Market and banks are open for business in London, England, and are not required or authorized to close in New York, New York.

    "LIBOR RATE": for any Interest Period the rate PER ANNUM determined by the Agent to be the arithmetic average of the rates PER ANNUM as quoted to the Agent by the Reference Banks as being offered by such Reference Banks to prime banks two LIBOR Business Days prior to the first day of such Interest Period for U.S. dollar deposits in the London Interbank Market in the approximate amount of the portion of the applicable Loan to be made on the first day of such Interest Period and for such term equal to such Interest Period in immediately available funds for delivery on the first day of such Interest Period.

    "LIBOR RATE LOAN": any Loan that bears interest at the Adjusted LIBOR Rate for the applicable Interest Period plus the Applicable Margin as provided in Section 2.7(b).

    "LIEN": any mortgage, deed of trust, security, interest, pledge, hypothecation, deposit arrangement, assignment, charge, encumbrance, lien (statutory or other) or other preferential arrangement in the nature of a security interest, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any such agreement, and the filing of any statement under the Uniform Commercial Code or comparable law of any jurisdiction.

    "LOAN COMMITMENT": the commitment of the Lenders to make Loans hereunder in an aggregate maximum amount for all Lenders of $200,000,000.

    "LOAN INSTRUMENTS": this Agreement, the Collateral Security Documents, the Notes, the Letters of Credit, and such other instruments evidencing, securing or pertaining to the Commitment as shall from time to time be executed and delivered to the Lenders by any Loan Party or any other party, pursuant to, in anticipation of, or as contemplated by this Agreement.

    "LOANS": as defined in Section 2.1.

    "MAJORITY LENDERS": at any time Lenders having at least 51% of the Commitment, or, if the Commitment shall have been terminated, holding 51% of the outstanding Loans and Letter of Credit Exposure.

   "MARUBENI": shall mean Marubeni Corporation, a Japanese corporation which is as of the Closing Date a shareholder of the Borrower.

   "MATERIAL ADVERSE EFFECT": shall mean a material adverse effect on (a) any material part of the security or Collateral provided for the benefit of the Secured Parties under the Collateral Security Documents, (b) the condition (financial or otherwise), business, operations or prospects of the Loan Parties, taken as a whole, (c) the ability of any Loan Party to observe and perform its obligations under the Basic Documents to which it is a party, or
(d) the ability of the Agent or any Lender to enforce any of the Obligations.

   "MATERIAL OBLIGOR": any purchaser of electric power or thermal power from any of the Projects in amounts that are projected in the Pro Forma Financial Statements to constitute more than 15% of all projected revenues to the Borrower and its Consolidated Subsidiaries as projected in the Pro Forma Financial Statements.

   "MATERIAL PROJECT FINANCING" shall mean Indebtedness of one Project or more than one Project which itself or together constitute more than 15% of the aggregate Indebtedness of the Borrower and its Consolidated Subsidiaries, determined as of the most recent Quarterly Date.

   "MATERIALS OF ENVIRONMENTAL CONCERN": those chemicals, pollutants, contaminants, wastes, degradation by-products, toxic substances, petroleum and petroleum products, including, without limitation, "hazardous substances," "hazardous wastes," "toxic substances" and "toxic pollutants," as defined in or identified pursuant to any applicable Environmental Law.

   "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

   "NET WORTH": as to a Person, such Person's shareholders' equity, as determined in accordance with GAAP.

     "NIMO":  Niagara Mohawk Power Corporation, a New York corporation.

     "NIMO PROJECTS": Projects other than the Independence Project in which NIMO is a power purchaser under a Power Purchase Agreement.

     "NOTE":  as defined in Section 2.5.

     "NOTICE OF AMENDMENT":  as defined in Section 2.3(d)

     "NOTICE OF BORROWING": as defined in Section 2.2(a).

     "NOTICE OF ISSUANCE":  as defined in Section 2.3(d).

     "OBLIGATIONS": all obligations. fees, charges, liabilities and indebtedness of every nature of the Loan Parties from time to time owing to the Agent or any Lender under or in connection with the transaction contemplated by the Loan Instruments, including, without limitation, the obligation to provide Cash Collateral, wherever mandatory.

     "PARTICIPANT":  as defined in Section 9.7(b).

     "PARTNERSHIP INTEREST": any interest held directly or indirectly by any of the Loan Parties in a partnership which directly or indirectly owns all or part of a Project or Permitted Investment.

     "PERMITTED INVESTMENTS":  (i) securities received as part of
       (ii) investments in securities maturing within one year that are: (a) direct obligation of the United States of America, or any agency thereof; (b) obligations fully guaranteed by the United States of America or any agency thereof; (c) certificates of deposit issued by commercial banks under the laws of the United States of America or of any political subdivision thereof or under the laws of Canada, Japan or any country that is a member of the European Economic Community having a combined capital and surplus of at least $500,000,000 and having long-term unsecured debt securities then rated at a rating equal to or higher than A by Standard & Poor's Corporation and A2 by Moody's Investors Service, Inc. (or an equivalent rating by another nationally recognized credit rating agency of similar standing if such corporations are not in the business of rating indebtedness) or at a higher rating (but not more than $10,000,000 in principal amount at any given time from any one bank (other than overnight investments of up to $40,000,000 with any one such bank, provided that the Borrower shall have used reasonable efforts not to exceed $10,000,000 with any one such bank)); (d) open market commercial paper of any corporation incorporated or doing business under the laws of the United States of America or of any political subdivision thereof then rated equal to or higher than Al by Standard & Poor's

Corporation or P1 by Moody's Investors Service, Inc. (or an equivalent rating by another nationally recognized credit rating agency of similar standing if such corporations are not in the business of rating commercial paper) equal to the highest rating assigned by such organization to commercial paper (but not more than $10,000,000 in principal amount at any given time from any one company); (e) guaranteed investment contracts of any financial institution organized under the laws of the United States of America or any state thereof or under the laws of Canada, Japan or any country that is a member of the European Economic Union, which financial institution has assets of at least $15,000,000,000 in the aggregate and has a long term debt rating which is (on the date of acquisition thereof) A or better by at least two of Standard & Poor's Corporation, Moody's Investors Service, Inc. and Fitch Investors Service, Inc. (or an equivalent rating by another nationally recognized credit rating agency of similar standing if such corporations are not in the business of rating such obligations) (but not more than $10,000,000 in principal amount at any given time from any one institution) (the investments in the foregoing clauses (a) through (e), inclusive, being herein called "Cash Investments"); (iii) Permitted Project Investments; (iv) nonrecourse investments not in Projects subject to a maximum investment in any single transaction (including any combination or series of related transactions as a single transaction) of 10% of the Net Worth of the Borrower and its Consolidated Subsidiaries (as determined at the time of such investment by reference to the most recently prepared consolidated financial statements of the Borrower); and (v) investments set forth in Schedule 1.1(c). Mutual funds investing exclusively in Cash Investments shall be included as Permitted Investments hereunder.

   "PERMITTED LIENS": (a) Liens created by the Collateral Security Documents;
(b) Liens for Taxes the payment of which is not at the, time required by
Section 5.10; (c) carrier's, warehousemen's, mechanics, materialmen's, repairmen's or other like Liens arising in the ordinary course of business or incidental to the construction or improvement of any property of a Loan Party, not filed of record which secure payment of sums which are not delinquent, and mechanics', materialmen's, repairmen's and other like Liens which have been filed of record but which are being contested in good faith and have not proceeded to judgment (unless such contest involves a material risk that a material part of the Property of such Loan Party, title thereto or any significant interest therein may be sold, lost or forfeited or use thereof interfered with), PROVIDED, that such Loan Party shall have posted a bond for the full amount of such Liens; (d) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security; (e) minor defects, irregularities, encumbrances and clouds on title and statutory Liens which do not individually or in the aggregate materially impair the value of the property affected thereby; (f) rights reserved to or vested in any Governmental Authority under applicable law to control or regulate any property of a Loan Party which do not in the aggregate interfere with or impair the operation or use thereof for the purposes for which it is or may reasonably be expected to be held by a Loan Party;
(g) restrictions on the transfer of partnership interests or stock existing on the date hereof under any partnership agreement or shareholders agreement disclosed to the Agent and the Lenders on such date or pursuant to the Securities Act of 1933, as amended, or the securities or "blue sky" laws of any State.

  "PERMITTED PROJECT INVESTMENTS": direct or indirect nonrecourse investments in Projects subject to (i) a maximum investment in any single Project (including any combination or series of related transactions with respect to a Project or series of Projects as a "single Project" for this purpose) of 20% of the Net Worth of Borrower and its Consolidated Subsidiaries (as determined at the time of such investment by reference to the most recently prepared consolidated financial statements of the Borrower) and (ii) a maximum investment in any single Project (including any combination or series of related transactions with respect to a Project or series of Projects as a "single Project" for this purpose) in its development phase, i.e., before the receipt of construction or long-term financing of 10% of the Net Worth of Borrower and its Consolidated Subsidiaries (as determined at the time of such investment by reference to the most recently prepared consolidated financial statements of the Borrower).

   "PERSON" an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

   "PLAN": any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:

   (a) were the responsibility of the Borrower or any Commonly Controlled Entity at any time within the five years immediately preceding the date hereof,

   (b) are currently the responsibility of the Borrower or any Commonly Controlled Entity, or

   (c) hereafter become the responsibility of the Borrower or any Commonly Controlled Entity,

including any such plans as may have been, or may hereafter be, terminated for whatever reason.

   "POWER PURCHASE AGREEMENT": any agreement for the purchase of electric power produced by any Project.

   "PRO FORMA FINANCIAL STATEMENTS": the pro forma financial statements attached hereto as Exhibit 1.1(b).

   "PROJECT": an independent power project or cogeneration project (including any thermal host business) owned or developed by any of the Loan Parties or in which any of them has a beneficial interest.

   "QUARTERLY DATE": the last day in December 1997 and the last day in each succeeding March, June and September through the Termination Date.

   "RECEIPT ACCOUNT": the account established with the Depositary Bank pursuant to the Deposit, Disbursement and Security Agreement in which certain of the respective revenues of the Loan Parties will be deposited.

   "RECOURSE INDEBTEDNESS": Indebtedness of a Person to the extent that it is recourse generally to the assets of such Person.

   "REFERENCE BANK": Each of BMO and/or any other bank designated by the Agent and reasonably acceptable to the Borrower, from among commercial banks organized under the laws of the United States of America, Japan, Switzerland or any country that is a member of the European Community and having as of the date of designation a long term debt rating of at least "A" from each of Standard & Poor's Corporation and Moody's Investors Service, Inc.

   "REFERENCE RATE": as of any date, a rate per ANNUM EQUAL to the greater of
(a) the prime commercial lending rate announced by BMO as in effect on such day at its principal office and (b) the Federal Funds Rate plus 1/2%. The Reference Rate is not necessarily the lowest rate of interest charged by BMO or any Lender in connection with extensions of credit.

   "REFERENCE RATE LOAN": any Loan that bears interest at the Reference Rate plus the Applicable Margin as provided in Section 2.7(a).

   "REIMBURSEMENT OBLIGATIONS": the obligations then outstanding of the Borrower to reimburse the Fronting Bank in respect of Drawings.

   "REQUIREMENT OF LAW": as to any Person, the certificate of incorporation and by-laws or partnership agreement or other organizational or governing documents of such Person, and any law (including, without limitation, any Environmental Law), treaty, rule, directive or regulation, or determination, interpretation or order of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

   "RESPONSIBLE OFFICER": as to any Person (except as otherwise provided), the president, the treasurer, any vice president or the secretary of such Person, or if such Person is a partnership, the president, the treasurer, any vice president or the secretary of a general partner of such Person, or, if such Person is a limited liability company, any management committee member, or, with respect to financial matters, the chief financial officer or treasurer of such Person, or if such Person is a partnership, the chief financial officer or treasurer of a general partner of such Person or, if such Person is a limited liability company, any management committee member having primary responsibility for financial and accounting matters for such limited liability company.

   "REVOLVING CREDIT PERIOD": the period commencing on the Closing Date and ending on the Termination Date.

   "SECURED PARTIES": the Agent and the Lenders.

   "SECURITY ACCOUNT": the account established with the Depositary Bank pursuant to the Deposit, Disbursement and Security Agreement in which certain of the respective revenues of the Loan Parties will be deposited.

   "SECURITY AGREEMENT": as defined in Section 2.16(a).

   "SITHE ASIA": Sithe Asia, Inc., a British Virgin Islands corporation, formerly known as Sithe China Holdings, Ltd, a corporate joint venture among SII, Asia Pacific Electric Ptc Ltd. and AIG Asia Infrastructure Fund, L.P.

   "SOLVENT": means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent obligations) of such Person and (z) greater than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; and (ii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

   "STOCK INTERESTS": any shares of stock or rights to shares of stock which shares or rights are held directly or indirectly by any of the Loan Parties in a corporation which directly or indirectly owns all or part of a Project or Permitted Investment.

   "STOCK PLEDGE AGREEMENTS": as defined in Section 2.16(d).

   "SUBORDINATED CGE DEBT": Indebtedness that is unsecured and subordinated to the Obligations on the terms set forth in Exhibit 6.2.

   "SUBORDINATED FINANCING": subordinated financing with terms and conditions at then prevailing market standards for companies similarly situated and otherwise reasonably satisfactory to the Majority Lenders.

   "SUBSEQUENT LETTERS OF CREDIT": as defined in Section 4.2.

   "SUBSEQUENT LOANS": as defined in Section 4.2.

   "SUBSIDIARY" means, as of any date of determination and with respect to any Person, any corporation, partnership, joint venture or business trust, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, joint venture or business trust, of which such Person or a Subsidiary of such Person is a general partner of joint venturer or of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

   "SUPPLEMENTAL COLLATERAL SECURITY DOCUMENTS":  as defined in Section 5.19.

   "TAKING": a temporary or permanent taking, condemnation, seizure, requisition or confiscation or requisition of title by a Governmental Authority or political subdivision thereof during the term hereof of all or any part of a Project; or any interest therein or right accruing thereto, as the result of or in lieu of or in anticipation of the exercise of the right of condemnation or eminent domain, materially affecting such Project or any part thereof.

   "TAXES": any and all United States of America federal, state, local and other income, franchise, property, excise, sales or other taxes, fees or charges, or payments in lieu of any of the foregoing, together with all related assessments, interest and penalties.

   "TERMINATION DATE": the date that is thirty-six months after the Closing Date, but if the Termination Date would otherwise fall on a date that is not a Business, the Termination Date shall be the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Business Day.

   "TOTAL DEBT": means (without duplication), as of any Quarterly Date, the sum of (i) all Indebtedness of the Borrower and its Consolidated
Subsidiaries PLUS (ii) the outstanding Letter of Credit Exposure PLUS (iii) 8 times the amount of operating lease expense of the Borrower and its Consolidated Subsidiaries determined as of any Quarterly Date for the consecutive four Fiscal Quarterly periods then ending, each of the foregoing items determined on a consolidated basis in accordance with GAAP.

   "TRANFEREE BENEFICIARY":  as defined in Section 2.3(i).

   Section 1.2  OTHER DEFINITIONAL PROVISIONS.

   (a) All terms defined in this Agreement shall have the same meanings when used in the Notes or in any certificate or other document made or delivered pursuant to the Agreement, unless otherwise stated therein.

   (b) All references to a contract, agreement or lease herein shall mean such contract, agreement or lease and all exhibits, schedules and other attachments thereto, as any such contract, agreement or lease may be assigned, amended supplemented or otherwise modified in accordance with the provisions of this Agreement. All references to any Person shall include such Person's successors and permitted assigns.

   (c) As used in this Agreement and in any certificate or other document made or delivered pursuant to it, accounting terms, to the extent not defined in Section 1.1, shall have the respective meanings given to them under GAAP.


                                  ARTICLE II

                                  THE CREDITS


   Section 2.1. COMMITMENTS TO LEND. During the Revolving Credit Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving credit loans ("Loans") to the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Loans by such Lender at any one time outstanding shall not (i) exceed the amount of such Lender's share of the Loan Commitment nor (ii) when added to such Lender's share of the Letter of Credit Exposure (after giving effect to the use of proceeds of such Loans), exceed such Lender's share of the Commitment. Each Loan shall be in a minimum principal amount of $1,000,000 in the case of Reference Rate Loans, and $5,000,000 or any larger multiple of $1,000,000 in the case of LIBOR Rate Loans, and shall be made from the several Lenders ratably in proportion to their respective shares of the Commitment. Within the foregoing limits, the Borrower may borrow under this Section, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.

   Section 2.2.  NOTICE OF BORROWINGS.

   (a) NEW LOANS. The Borrower shall give the Agent notice (a "Notice of Borrowing") substantially in the form of Exhibit 2.2(a), not later than 1:00 p.m. (Chicago time) on (x) the Business Day immediately preceding each Reference Rate Loan and (y) the third LIBOR Business Day before each LIBOR Rate Loan, specifying:

   (i) the date such Loan is requested to be borrowed (the "Borrowing Date"), which shall be a Business Day,in the case of a Reference Rate Loan, and a LIBOR Business Day, in the case of a LIBOR Rate Loan,

   (ii)  the aggregate principal amount of such Loan,

   (iii) whether the Loan is to be a Reference Rate Loan or a LIBOR Rate Loan or a LIBOR Rate Loan; and

   (iv) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

   (b)   CONTINUATION OR CONVERSION OF LOANS.

   (i) Subject to the other provisions hereof (including without limitation as to minimum amounts and integral multiples), the Borrower shall have the option (A) to convert all or any part of the outstanding Loans which are Reference Rate Loans to LIBOR Rate Loans, (B) to convert on the applicable Interest Period End Date all or any part of the outstanding LIBOR Rate Loans to Reference Rate Loans, and (C) to continue on the applicable Interest Period End Date all or part of the outstanding LIBOR Rate Loans as LIBOR Rate Loans for an additional Interest Period of such duration as the Borrower shall elect.

   (ii) To elect to convert, from or to, or continue as, a LIBOR Rate Loan under this subsection, the Borrower shall notify the Agent of such conversion or continuation by an irrevocable written notice specifying the proposed commencement date thereof, which notice must be received by the Agent no later than (A) the third Business Day prior to the proposed commencement date of the Interest Period for such LIBOR Rate Loan
        (in the case of a continuation of an existing LIBOR Rate Loan) for an additional Interest Period or of the conversion of a Reference Rate Loan to a LIBOR Rate Loan or (B) the conversion date (in the case of a conversion of an existing LIBOR Rate Loan to a Reference Rate Loan).

   (c) INTEREST RATE ELECTION DURING DEFAULT. Notwithstanding any of the foregoing , (x) an outstanding LIBOR Rate Loan may not be continued as a LIBOR Rate Loan and shall be converted to a Reference Rate Loan after the end of the Interest Period with respect thereto if a Default or Event of Default has occurred and is continuing as of the Interest Period End Date for such LIBOR Rate Loan and (y) an outstanding Reference Rate Loan may not be converted to a LIBOR Rate Loan if a Default or Event of Default has occurred and is continuing as of the date such Reference Rate Loan is to be converted to a LIBOR Rate Loan.

   (d) LIMITATION ON LIBOR RATE LOANS. No more than five different LIBOR Rate Loans may be outstanding at any one time.

   Section 2.3.  LETTERS OF CREDIT.

    (a) COMMITMENT TO ISSUE.

    During the Revolving Credit Period, any Loan Party may from time to time request that the Fronting Bank issue to its account letters of credit ("Letters of Credit") in an aggregate available amount not to exceed the aggregate amount of the Letter of Credit Commitment, pursuant to which Letters of Credit the Fronting Bank shall be obligated to the beneficiary to pay any Drawings made thereunder and the Lenders shall be obligated to the Fronting Bank to participate ratably in such Drawings in proportion to their respective shares of the Letter of Credit Commitment as hereinafter provided. If on one or more occasions a proposed beneficiary of a Letter of Credit shall not accept a Letter of Credit from BMO, after the Loan Parties shall have used reasonable efforts to cause such beneficiary to accept such Letter of Credit, another Lender may, in its sole discretion (without hereby committing to do so), issue its letter of credit to such beneficiary, in which case any such letter of credit shall be a "Letter of Credit" hereunder and such other Lender shall be the "Fronting Bank" hereunder with respect to each such Letter of Credit.

    (b) PARTICIPATION BY LENDERS. Subject to subsection (c) below, and in accordance with its customary procedures (to the extent such procedures are not inconsistent with the terms of this Agreement), the Fronting Bank agrees, on the terms and conditions set forth in this Agreement and at the request of the Borrower, to issue Letters of Credit for the account of the Borrower. Each Lender agrees to participate ratably in proportion to its share in any Drawings made under each Letter of Credit.

    (c) CONDITIONS. In addition to the conditions precedent set forth in
Article IV, the obligation of the Fronting Bank to issue Letters of Credit pursuant to subsection (b) above is subject to the following additional conditions:

    (i) all Letters of Credit issued hereunder shall be standby letters of credit either (A) backing certain equity contribution and performance obligations of the requesting Loan Party or any of its Consolidated Subsidiaries in connection with the development or financing of existing and future Projects or (B) backing the obligations of another bank or banks under such other bank's or banks' letter(s) of credit (any such other banks' letters of credit to be limited to the same purposes as under (A) of this subparagraph (i)).

    (ii) no Letter of Credit shall be issued if after giving effect to the issuance thereof the aggregate outstanding principal amount of the Loans and the aggregate

  Letter of Credit Exposure would together exceed the amount of the Commitment; and

    (iii) each Letter of Credit shall have an expiration date no later than one Business Day prior to the Termination Date;

    (iv) no Letter of Credit shall be issued in respect of any single Project (including any combination or series of related transactions with respect to a Project or series of Projects as a "single Project" for this purpose) if after giving effect to the issuance thereof the portion of the Letter of Credit Exposure in respect of such Project exceeds 20% of Borrower's Net Worth (as determined at the time of such issuance by reference to the most recently prepared consolidated financial statements of the Borrower);

    (v) no Letter of Credit shall be issued in respect of any single Project (including any combination or series of related transactions with respect to a Project or series of Projects as a "single Project" for this purpose) during the development phase of such Project (before receipt of construction or long term financing) if after giving effect to the issuance thereof the portion of the Letter of Credit Exposure in respect of such Project exceeds 10% of Borrower's Net Worth (as determined at the time of such issuance by reference to the most recently prepared consolidated financial statements of the Borrower);

    (vi) no Foreign Currency Letter of Credit shall be available unless the Agent determines that there is no Requirement of Law or internal bank policy or limitation on capability restricting or limiting the issuance of such Foreign Currency Letter of Credit; and

    (vii) no Letter of Credit shall be issued in respect of any investments or obligations of or relating to Sithe Asia in excess of an amount equal to SII's ownership percentage of Sithe Asia multiplied by the amount of such investment or obligation of Sithe Asia (any such excess, the "Excess Amount"), unless sufficient capacity would exist under Section 6.2(g) to incur the Excess Amount of such Letter of Credit as Indebtedness thereunder; any such Letters of Credit issued as permitted by this clause (vii) shall reduce the available capacity under such Section 6.2(g) by such Excess Amount.

    (d) NOTICE OF ISSUANCE. The requesting Loan Party shall give the Agent notice (a "Notice of Issuance") substantially in the form of Exhibit 2.3(d)A, at least two Business Days before each Letter of Credit is to be issued, specifying: (a) the date of issuance and expiration date (subject to clause
(c)(iii) above) of such Letter of Credit,

(b) the proposed terms of such Letter of Credit, including the face amount (subject to clauses (c)(ii), (iv), (v) and (vii) above) thereof and, (c) the transaction (including, in the case of Projects, the identity of the Project that is to be supported or financed by such Letter of Credit, which must be a Project participated in by such Loan Party or one of its Consolidated Subsidiaries). The requesting Loan Party shall give the Agent notice in the form of Exhibit 2.3(d)B (a "Notice of Amendment") at least two Business Days prior to a requested amendment of an outstanding Letter of Credit. Upon receipt of a Notice of Issuance or Notice of Amendment, the Fronting Bank shall promptly notify the Agent which shall promptly notify each Lender of the contents thereof and of the amount of such Lender's participation in such Letter of Credit and such Notice of Issuance or Notice of Amendment shall not thereafter be revocable by the requesting Loan Party.


    (e)  DRAWINGS UNDER LETTERS OF CREDIT.

    (i) Upon receipt from the beneficiary of any Letter of Credit of demand for payment under such Letter of Credit, the Fronting Bank shall determine in accordance with the terms of such Letter of Credit whether such request for payment should be honored.

    (ii) If the Fronting Bank determines that a demand for payment by the beneficiary of a Letter of Credit should be honored, the Fronting Bank shall make available to the beneficiary in accordance with the terms of such Letter of Credit the amount of the Drawing under such Letter of Credit. The Fronting Bank shall thereupon promptly notify the Borrower (and the Agent if the Agent is not the Fronting Bank), and the Agent shall promptly notify each Lender of the amount of such Drawing paid by the Fronting Bank and the amount of each Lender's participation therein, subject to paragraph (k) of this Section 2.3.

    (f)  REIMBURSEMENT AND OTHER PAYMENTS BY THE LOAN PARTIES.

    (i) If there is a Drawing under any Letter of Credit, the Loan Parties irrevocably and unconditionally agree to reimburse the Fronting Bank for all amounts paid by the Fronting Bank upon such Drawing, together with any and all reasonable charges and expenses which any Lender or the Fronting Bank may pay or incur relative to such Drawing and all such amounts due from the Loan Parties shall bear interest on the amounts drawn at the Reference Rate plus the Applicable Margin for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is received, but if such reimbursement payment is not received in full by the Agent on the third Business Day after the Borrower receives notice of such

  Drawing, such amounts shall thereafter bear interest at the Default Rate, in each case subject to paragraph (k) of this Section 2.3. Such reimbursement payment shall be due and payable (x) not later than 2:00 p.m. (Chicago time) on the date the Fronting Bank notifies the Borrower of such Drawing, if such notice is given at or before 1:00 p.m. (Chicago time) on such date, or (y) not later than 11:00 a.m. (Chicago time) on the first Business Day succeeding the date such notice is given, if such notice is given after 1:00 p.m. (Chicago time). Deferral of the application of the Default Rate to the third Business Day after a Drawing pursuant to the first sentence of this subparagraph (i) shall not extend the due date of the reimbursement payment set forth in the preceding sentence.

    (ii) Each payment to be made by the Loan Parties pursuant to this Section shall be made, in Federal or other funds immediately available in Chicago to the Fronting Bank at its address referred to in Section 9.8.

    (g) PAYMENTS BY LENDERS WITH RESPECT TO LETTERS OF CREDIT.

    (i) Each Lender shall make available an amount equal to its share of any Drawing under a Letter of Credit, subject to paragraph (k) of this Section 2.3, in Federal or other funds immediately available in Chicago, to the Agent by 2:00 p.m. (Chicago time) on the Business Day following such Drawing, together with interest on such amount at the Federal Funds Rate, at the Agent's address specified herein (and, if it is not the Fronting Bank, the Agent shall promptly make such amounts received from the Lenders available to the Fronting Bank at the Fronting Bank's address specified herein, or if the Agent is also the Fronting Bank, the Agent shall retain the funds in its capacity as Fronting Bank); PROVIDED that each such Lender's obligation shall be reduced by its share of any reimbursement theretofore paid by the Loan Parties in respect of such Drawing pursuant to Section 2.3(f)(i). The Fronting Bank (if it is not also the Agent) shall notify the Agent (and in any case the Agent shall in turn promptly thereafter notify each such Lender) of whether or not the Loan Parties have reimbursed the Fronting Bank within the deadlines set in Section 2.3(f)(i) as soon as practicable after the Fronting Bank knows of such reimbursement or failure to reimburse, and of the amount (if any) of such Lender's obligation in respect of any Drawing under a Letter of Credit in which a Lender is participating. Each Lender shall be subrogated to the rights of the Fronting Bank against the Loan Parties to the extent of all amounts due from such Lender to the Fronting Bank, plus interest thereon, from and including the day such amount is due from such Lender to the Fronting Bank to but excluding the day the Borrower makes payment to the Fronting Bank pursuant to Section
 2.3(f)(i), whether before or after judgment at an applicable rate per annum specified in Section 2.3(f)(i).

   (ii) If any Lender fails to pay any amount required pursuant to subsection
 (i) of this Section on the date on which such payment is due, interest shall accrue on such Lender's obligation to make such payment, for each day from and including the date such payment becomes due to but excluding the date such Lender makes such payment at a rate per annum equal to the Federal Funds Rate during such interest accrual period. Any payment made by any Lender after 2:00 p.m. (Chicago time) on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day.

   (iii) If the Loan Parties shall reimburse the Fronting Bank for any Drawing under a Letter of Credit after the participating Lenders shall have made funds available to the Agent with respect to such Drawing in accordance with subsection (i) of this Section, the Agent shall promptly upon receipt of such reimbursement distribute to each participating Lender its ratable share thereof, including interest, to the extent received by the Agent. If in the foregoing case the Agent (if it is not the Fronting Bank) shall have paid over to the Fronting Bank such amount received from such Lenders, the Fronting Bank shall pay such amount back to the Agent for distribution to such Lenders as aforesaid.

   (h) LETTER OF CREDIT FEES.

   (i) The Loan Parties agree to pay to the Agent a letter of credit fee with respect to each Letter of Credit, computed for each day from and including the date of issuance of such Letter of Credit to but excluding the last day a Drawing is available under such Letter of Credit (the "Letter of Credit Termination Date"), at the rate set forth in the applicable pricing grid attached hereto as Exhibit I (subject to subparagraph (ii) below), in each case per annum on the aggregate amount available for Drawing under such Letter of Credit from time to time (subject to paragraph (k)(i) of this Section 2.3 in the case of Foreign Currency Letters of Credit), such fee to be for the account of the participating Lenders ratably in proportion to their respective shares of the Letter of Credit Commitment or, if the entire such Letter of Credit Commitment shall have been terminated, in proportion to their respective shares immediately before such termination. Such fee shall be payable quarterly in arrears on each Quarterly Date for so long as such Letter of Credit is outstanding and, also in arrears, upon the Letter of Credit Termination Date. The calculation of such fee shall be made by the Fronting Bank and the allocation thereof among the participating Lenders shall be calculated by the Agent which shall so notify the participating Lenders.

    (ii) Notwithstanding the foregoing subparagraph (i), during the continuance of an Event of Default the rate for the Letter of Credit Fee shall be 2% per annum with respect to such Letter of Credit plus the amount of Letter of Credit Fee otherwise applicable pursuant to subparagraph (i) above.

    (i) LIMITED LIABILITY OF THE FRONTING BANK. The Loan Parties assume all risks of the acts or omissions of any beneficiary of any letter of Credit and any successor beneficiary to whom such Letter of Credit has been transferred in accordance with its terms (a "Transferee Beneficiary") with respect to its use of such Letter of Credit. The Agent, the Lenders, the Fronting Bank and their respective officers, directors, employees and agents shall not be liable or responsible for, and the obligations of each Lender to make payments (other than obligations of such Lender to the extent resulting from the gross negligence or willful misconduct of the Fronting Bank) and of the Loan Parties to reimburse the Fronting Bank for payments (other than obligations of such Lender to the extent resulting from the gross negligence or willful misconduct of the Fronting Bank), pursuant to this Section shall not be excused by, any action or inaction of any Agent, any Lender or the Fronting Bank related to (a) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or Transferee Beneficiary in connection therewith; (b) the validity, sufficiency or genuineness of documents presented under any Letter of Credit, or of any endorsements thereon,even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (other than, in connection therewith, any action or inaction of the Fronting Bank which is determined by a court of competent jurisdiction to constitute gross negligence of willful misconduct); or (c) payment by the Fronting Bank against presentation of documents to the Fronting Bank which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit. Notwithstanding the foregoing, Borrower shall have a claim against the Fronting Bank, and the Fronting Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by (a) the Fronting Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof or (b) the Fronting Bank's willful failure to pay any Letter of Credit after the presentation to the Fronting Bank by any beneficiary (or Transferee Beneficiary) of documents strictly complying with the terms and conditions of such Letter of Credit. Subject to the two preceding sentences, the Fronting Bank may accept documents that appear on their face to comply with the terms of the Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary unless any beneficiary (or Transferee Beneficiary) and the Loan Parties shall have notified the Fronting Bank that such documents do not comply with the terms and conditions of such Letter of Credit. Each Lender shall, ratably in accordance with its share of the Letter of Credit Commitment, indemnify the Fronting Bank (to the extent not reimbursed by the Loan Parties) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Fronting Bank's gross negligence or willful misconduct) that the Fronting Bank may suffer or incur in connection with this Agreement or any action taken or omitted by the Fronting Bank hereunder.

   (j) Pursuant to letter agreements dated on or near the Closing Date, Banque Nationale de Paris (Los Angeles Agency) ("BNP), Bank of Montreal, the other lenders party to the Existing Loan Agreement and the Loan Parties have entered into satisfactory arrangements with respect to keeping the existing BNP letters of credit in place, supported by back-to-back Letters of Credit from the Fronting Bank and a separate reimbursement obligation from the Loan Parties.

   Each of the Agent, the Lenders and the Loan Parties acknowledges and agrees that the Existing Letters of Credit constitute Letters of Credit outstanding under this Agreement on and as of the Closing Date. The Lenders hereby severally and unconditionally agree to participate in the Existing Letters of Credit under the terms of this Agreement as though originally issued hereunder as Letters of Credit. BMO and the Loan Parties agree that the documentation between BMO and the Borrower in existence prior to the Closing Date with respect to the Existing Letters of Credit (other than the Existing Letters of Credit themselves) is hereby terminated as of the Closing Date and superseded by this Agreement.

   (k) (i) With respect to outstanding Foreign Currency Letters of Credit, the Foreign Currency Letters of Credit, the Fronting Bank shall, in accordance with its customary procedures, convert that portion of the Letter of Credit Exposure attributable to such Foreign Currency Letters of Credit to an equivalent amount of Dollars on (A) the date any Foreign Currency Letter of Credit is issued, (B) the first Business Day of each calendar month thereafter, (C) the date of any Drawing under any Foreign Currency Letter of Credit and (D) every Letter of Credit Termination Date. The obligations of the Loan Parties with respect to any amounts owing by the Loan Parties with respect to any amounts owing by the Loan Parties with respect to such Foreign Currency Letters of Credit shall be payable in such Dollar equivalent as most recently determined by the Fronting Bank in accordance with the preceding sentence, except in the case of certain specified fees related to such Foreign Currency Letters of Credit, the calculation for which fees (therein specified) is described in subparagraph

(k)(ii) below. Payments owing by or owing to the Lenders with respect to Foreign Currency Letters of Credit shall similarly be payable in the Dollar equivalent of any applicable Foreign Currency amount on the date paid or received by such Lender, as most recently determined by the Fronting Bank in accordance with the first sentence of this paragraph (k). The Commitment and the Letter of Credit Commitment shall each be reduced by an amount equal to 100% of the Dollar equivalent (determined as aforesaid) of that portion of the Letter of Credit Exposure attributable to outstanding Foreign Currency Letters of Credit.

    (ii) Those portions of (x) the letter of credit fees described in subsection (h) of Section 2.3 and (y) the fronting fee described in Section 2.8(c), which in each case are attributable to outstanding Foreign Currency Letters of Credit, shall be calculated as follows: the applicable fee percentage shall be multiplied by the amount available in such Foreign Currency during the period for which each such fee is payable, and such Foreign Currency amount shall be converted by the Fronting Bank (in accordance with its customary procedures) to the Dollar equivalent thereof on the date such fee is due and payable, and such Dollar equivalent shall be payable by the Loan Parties on such date if the Borrower receives a request for payment therefor on or prior to 4:00 p.m., Chicago time (and, if not, it shall be payable on or before 2:00 p.m. (Chicago time) of the Business Day next succeeding such date).

    Section 2.4  NOTICE TO LENDERS; FUNDING OF LOANS.
                 -----------------------------------

    (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Lender of the contents thereof and of such Lender's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

    (b) Not later than 1:00 p.m. (Chicago time) on the Borrowing Date, each Lender participating therein shall (except as provided in subsection (c) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York, to the Agent at its address specified in or pursuant to Section 9.8. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address before 5:00 p.m. (Chicago time) on the date received.

    (c) If any Lender makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Lender, such Lender shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Agent as provided in subsection (b), or remitted by the Borrower to the Agent as provided in Section 2.12, as the case may be.

    (d) Unless the Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's share of such Borrowing, the Agent may assume that such Lender has made such share available to the Agent on the Borrowing Date in accordance with subsections (b) and (c) of this Section 2.4 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.7 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding principal amount, such principal amount so repaid shall constitute such Lender's Loan for purposes of this Agreement.

    Section 2.5 NOTES.

    (a) The Loans of each Lender shall be evidenced by a single promissory note ("Note"), substantially in the form of Exhibit 2.5(a), payable to the order of such Lender in an amount equal to the aggregate unpaid principal amount of such Lender's Loans.

    (b) Upon receipt of each Lender's Note pursuant to Section 2.5(a), the Agent shall mail or otherwise deliver such Note to such Lender. Each Lender shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; PROVIDED that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

    Section 2.6. USE OF LOAN PROCEEDS. The Borrower shall use the proceeds of the Loans solely for its general corporate purposes in the ordinary course of business, and shall not, in any event, use the proceeds of the Loans to finance any acquisition that the Majority Lenders reasonably conclude is "hostile."

    Section 2.7.  INTEREST RATES.

   (a) Each Reference Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Reference Rate for such day plus the Applicable Margin. Such interest shall be payable in arrears on each Quarterly Date. Any overdue principal of or interest on any Reference Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

    (b) Each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at the rate per annum equal to the sum of the Adjusted LIBOR Rate plus the Applicable Margin. Such interest shall be payable for each Interest Period on the Interest Period End Date with respect thereto and, if sooner, on the date that is three months after the date on which such LIBOR Rate Loan is made.

    (c) Any overdue principal of or interest on any LIBOR Rate Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the Default Rate.

    (d) During the continuance of an Event of Default, all Loans shall bear interest at 2% above the rate otherwise applicable thereto.

    (e) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Lenders by telephone, telecopier, telex or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

    Section 2.8.  FEES.

    (a) COMMITMENT FEE. The Borrower shall pay to the Agent for the account of the Lenders in proportion to their ratable share of the aggregate Commitment a commitment fee at the rate per annum set forth on the applicable pricing grid attached hereto as Exhibit I, on the daily average amount by which the Commitment exceeds the sum of the aggregate outstanding principal amount of the Loans and the Letter of Credit Exposure. Such commitment fee shall accrue from and including the Closing Date to but excluding the Termination Date, subject to Section 2.9.

    (b) AGENT'S FEES. The Borrower shall pay to the Agent for its own account an annual administrative fee as set forth in the letter dated the Closing Date from BMO to the Borrower.

    (c) FRONTING FEE. The Borrower shall pay to the Fronting Bank for its own account an annual fronting fee of 0.08% per annum, or, if the Fronting Bank is not BMO, a percentage per annum as agreed between the Borrower and such Fronting Bank, on the aggregate amount available for Drawings under outstanding Letters of Credit (subject to Section 2.3(k)(ii)), together with applicable documentary and processing charges, such charges to be as described in Exhibit 2.8(c) (or, in the case of any other Lender acting as Fronting Bank with respect to a Letter of Credit, as such charges are otherwise disclosed to the Borrower).

    (d) UNDERWRITING FEE. The Borrower shall on the Closing Date pay to BMO an underwriting fee as set forth in the letter agreement dated November 20, 1997 between BMO and the Borrower.

    Section 2.9 FEE PAYMENTS. Accrued fees under Section 2.8(a) and 2.8(c) shall be payable quarterly in arrears on each Quarterly Date and upon the Termination Date, PROVIDED that fees under 2.8(c) shall continue to accrue after the Termination Date and be payable quarterly in arrears on each Quarterly Date thereafter so long as there remains any Letter of Credit Exposure. The Agent's fee described in Section 2.8 (b) shall be payable annually in advance on the Closing Date and on each one year anniversary thereof and such fee shall continue to be payable annually beyond the Termination Date so long as the Obligations have not been repaid in full. Any such Agent's fees accruing after the Termination Date shall be payable annually in advance. Any past due fees and any other past due amounts owing under this Agreement shall bear interest at the Default Rate. To the extent that, prior to the Termination Date, the Obligations are paid in full and the Commitment is terminated so that the Lenders no longer have any obligations to extend credit under the Loan Instruments, any Agent's fees described in
Section 2.8(b) theretofore paid in advance for the final 12 month period under this Agreement shall be rebated to the Borrower in proportion to that portion of such final 12 month period which includes complete calendar months after the Lenders' obligations have so ended.

    Section 2.10. MANDATORY TERMINATION OF COMMITMENT. The Commitment shall terminate on the Termination Date, and any Loans and any Reimbursement Obligations with respect to Letters of Credit then outstanding (together with accrued interest thereon) shall be due and payable on such date. Without making any commitment to extend the Termination Date or otherwise incurring any legal obligation to the Loan Parties with respect thereto, the Agent and Lenders agree to consider requests from the Borrower for an extension of the Termination Date effective on each of the first and second anniversaries of the Closing Date, on terms satisfactory to the Agent and all of the Lenders in their sole discretion, such requests from the Borrower to be made no later than 3 months prior to each such anniversary, respectively. It is the current intention of the Agent and the Loan Parties that this Agreement will be syndicated among an additional group of Lenders after the Closing Date, and that, upon completion of a successful syndication, this Agreement will be amended and restated to, among other things, extend the Termination Date, provided that the Agent undertake no commitment or legal obligation to complete such a syndication.

    Section 2.11.  PREPAYMENTS.

    (a) The Borrower may, (i) upon at least one Business Day's written notice to the Agent, prepay any Reference Rate Loan or (ii) on at least three Business Days' written notice and subject to the provisions of Section 2.11(b), prepay any LIBOR Rate Loan, in either case in whole at any time or from time to time in part in amounts aggregating $1,000,000 or any larger multiple thereof, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment; PROVIDED, HOWEVER, that no partial prepayment of a LIBOR Rate Loan may be made if the principal balance of such LIBOR Rate. Loan outstanding after such prepayment is less than $5,000,000. Each such optional prepayment shall be applied to prepay the Loans of the several Lenders in accordance with their respective shares thereof.

    (b) The Borrower may not prepay all or any portion of the principal amount of any LIBOR Rate Loan prior to the Interest Period End Date applicable thereto except upon payment of breakage costs as contemplated by
Section 2.13.

   (c) Upon receipt of a notice of prepayment pursuant to this Section 2.11, the Agent shall promptly notify such Lender of the contents thereof and of such Lender's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

   (d) The Borrower shall from time to time prepay Loans immediately in an amount equal to the amount by which the sum of the Letter of Credit Exposure plus the outstanding amount of Loans exceeds the aggregate Commitment, whenever that occurs.

   Section 2.12. GENERAL PROVISIONS AS TO PAYMENTS.

   (a) The Borrower shall make each payment of principal of , and interest on, the Loans and of fees hereunder, no later than 1:00 p.m. (Chicago time) on the date when due, in Federal or other funds immediately available in Chicago, to the Agent at its address referred to in Section 9.8. The Agent will promptly distribute to each Lender its ratable share of each such payment received by the Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Reference Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the LIBOR Rate Loans shall be due on a day which is not a LIBOR Business Day, the date for payment thereof shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding LIBOR Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

   (b) Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

   Section 2.13. FUNDING COSTS. The Borrower agrees to pay each Lender an amount equal to any actual loss (excluding loss of anticipated profits), cost or out-of-pocket expense which such Lender determines is attributable to (i) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Rate Loan (or portion thereof) of such Lender, (ii) failure of the Borrower to borrow any LIBOR Rate Loan after the Borrower has selected a LIBOR Rate Loan pursuant to Section 2.2(a) (except to the extent such failure is caused by such Lender's own default), (iii) failure of the Borrower to convert any Reference Rate Loan to a LIBOR Rate Loan after the Borrower has given any notice pursuant to Section 2.2(b) regarding such conversion, (iv) failure by the Borrower to make any prepayment of any LIBOR Rate Loan after the Borrower has given any notice regarding such prepayment or (v) the making of a prepayment (including, without limitation, on acceleration) or the conversion of any LIBOR Rate Loan on a day which is other than the end of the Interest Period with respect thereto, including, without limitation, in each case, any such loss, cost or expense arising from the reemployment of funds obtained by such Lender to maintain its LIBOR Rate Loan, as the case may be, or from fees payable to terminate the deposits from which such funds were obtained.

   Section 2.14. COMPUTATION OF INTEREST AND FEES. Interest based on the Reference Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed. All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

   Section 2.15. WITHHOLDING TAX EXEMPTION. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of (a) Form 1001 or Form 4224, or (b) if the Lender is not a "bank" within the meaning of "Section 881(c)(3)(A) of the Code and cannot deliver either Form 1001 or Form 4224, it will deliver (i) Form W-8 and (ii) a certification that such Lender is not a bank for purposes of such section, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party, is not a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Code) and is entitled to receive payments hereunder payable to it without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof, all such documents certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or Form 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. By becoming a party to this Agreement, each Lender represents and warrants to the Borrower that, as of the date such Lender becomes a party hereto, such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes.

   Section 2.16 SECURITY FOR THE OBLIGATIONS. (i) The Loan Parties covenant and agree that the Notes and all other Obligations will be secured by:

   (a) security agreements in the form of Exhibit 2.16(a) (the "Security Agreement");

   (b) a deposit, disbursement and security agreement in the form of
Exhibit 2.16(b) (the "Deposit, Disbursement and Security Agreement") and, if the Agent so requests, separate collateral assignments of the Accounts in form and substance reasonably satisfactory to the Agent;

   (c) collateral assignments of Partnership Interests in the form of Exhibit 2.16(c)(i) and (ii), as applicable (the "Assignments of Partnership Interest"), together with any necessary consents to such assignments;

   (d) stock pledges in the forms of Exhibit 2.16(d)(i), (ii) and (iii) (the "Stock Pledge Agreements"), together with stock powers; and

   (e) such other collateral documents as the Agent may from time to time reasonably require to further evidence the Collateral described in the foregoing clauses (a) through (d), and/or to grant to the Agent for the ratable benefit of the Secured Parties a security interest in all right, title and interest of the Secured Parties in the Collateral;

   PROVIDED that (i) upon the closing of construction or long term limited recourse financing with respect to a Project not in existence on the Closing Date or (ii) upon the sale for not less than book value to a third party, who is not an Affiliate of a Loan Party, of a Project development entity, or
(iii) upon the closing of long-term limited recourse financing with respect to non-Project energy related investments, or (iv) in each case in which a Loan Party (or wholly owned Subsidiary thereof) holds Stock Interests or Partnership Interests that are subject to pledge pursuant to the Collateral Security Documents, the Agent shall release such pledge (excluding the pledge of stock or partnership interests of a Loan Party) upon the request of the Borrower if required by a lender or group of lenders to such Project or the buyer of such Project development entity or such non-Project investment (as the case may be), but without warranty by or recourse to any Secured Party;

   PROVIDED, also that should the Borrower obtain an Investment Grade Rating, the Agent shall, upon written request of the Borrower, release the security interests of the Secured Parties in that portion of the Collateral pledged pursuant to Assignments of Partnership Interests and Stock Pledge Agreements, but without warranty by or recourse to any Secured Party, and subject to a surviving negative pledge (VIZ., Section 6.3 hereof) of such released Collateral; PROVIDED FURTHER that in no event shall the Agent be required to release Collateral consisting of the Accounts or the pledged stock or partnership interests of a Loan Party.

    (ii) Upon written request from the Borrower to the Agent, the percentage of stock or other ownership interest otherwise required to be pledged as Collateral under the Loan Instruments with respect to an entity organized outside the United States may be limited, or other collateral within the United States or of a United States organized entity substituted for such pledged interests, so as to avoid a material adverse tax effect on the Borrower, but only if the Agent, exercising its discretion, reasonably concludes that such limitation or substitution will not materially diminish the value and the quality of the overall Collateral hereunder.

    Section 2.17. APPLICATION OF PAYMENTS. Except as otherwise specifically provided herein, each payment received by the Agent or any Lender shall be applied as follows: (i) first against costs, expenses and indemnities due to the Agent and/or the Lenders under the Loan Documents (proportionately); (ii) then to the payment of accrued and unpaid interest; (iii) then to the payment of any other fees or costs owing to the Agent and the Lenders (proportionately) hereunder or under any Basic Document (other than any amounts described in clause (v) below); (iv) then against principal and Reimbursement Obligations; (v) then to the payment of any amounts payable under Section 2.13; and (vi) then to any remaining Obligations.

    Section 2.18 INTEREST. Anything in this Agreement notwithstanding, in the event that the interest rate chargeable on any of the Obligations pursuant to the terms of this Agreement shall exceed the highest lawful rate that may be charged under applicable law, the interest rate shall be deemed to be equal to the highest lawful rate.

    Section 2.19  FUNDING AND YIELD PROTECTION.

    (a)  TAXES.

    (i) NO DEDUCTIONS, ETC. All payments made by the Loan Parties to the Agent and the Lenders hereunder or under the Notes will be made free and clear of, and without deduction or withholding for, any present or future Taxes and all interest, penalties or similar liabilities with respect thereto, excluding net income and franchise taxes imposed on the Agent or any Lender by (A) the jurisdiction under the laws of which the Agent or such Lender is organized or any political subdivision or taxing authority thereof or therein or, where such jurisdiction is a political subdivision of a superior jurisdiction, such superior jurisdiction and any taxing authority thereof, or (B) the United States or any state, and any taxing authority or political subdivision thereof, or (C) any jurisdiction in which the office used to make any such Lender's LIBOR Rate Loans hereunder is located or any political subdivision or taxing authority thereof or therein. If any Taxes are so levied or imposed, the Loan Parties agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due to the Agent or the Lenders hereunder or under the Notes, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in the Notes. The Loan Parties will furnish to the Agent and each Lender within 30 days after the date the payment of any Taxes is due pursuant to any Requirement of Law certified copies of tax receipts evidencing such payment by the Loan Parties. The Loan Parties will indemnify and hold harmless the Agent and each Lender, and reimburse the Agent or such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by the Agent or such Lender.

    (ii) INCREASED PAYMENTS, ETC. If the Loan Parties are prohibited or prevented by any Requirement of Law or otherwise from making any such payment net, free and clean of any Taxes or from reimbursing such Agent or any Lender for the cost of any such Taxes (as provided above), then the amount of such payment to be made by the Loan Parties shall be increased by such additional amount or amounts as may be necessary to ensure that the Agent and each Lender shall receive a new amount which after payment of any Taxes imposed shall be equal to the amount the Agent and such Lender, as applicable, would have received had no such imposition been made.

    (iii) The obligations of the Loan Parties under this Section 2.19(a) shall survive the Termination Date, termination of the Commitment, payment or prepayment of the Notes and any transfer of the Notes.

    (b) INCREASED COSTS. If, with respect to any Loan or any of the Loan Instruments (including the making or the maintenance by any Lender of any Loan):

    (i) The compliance by the Agent or any Lender with any direction, requirement or request from any Governmental Authority, whether or not having the force of law, with which such Person must reasonably comply; or

    (ii) the application or interpretation of any law or regulation or the enactment of any law or regulation after the date hereof imposing, modifying or deeming applicable any reserve requirement (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System (but excluding any reflected in the applicable

  Eurodollar Reserve Percentage) on nonpersonal Dollar time deposits in the continental United Stated in an amount of $100,000 or more), deposit requirement (including, without limitation, any requirement relating to the rate at which deposit insurance premiums are assessed), capital adequacy requirement or similar requirement with respect to any class of assets or liabilities of, deposits with or for the account of, or loans by any Lender (or with respect to any change therein or in the amount thereof); or

    (iii) the occurrence after the date hereof of any other condition or circumstances relating only to the affected Agent or Lender and arising solely as a result of any exercise of discretion of the affected Agent or Lender) with respect to this Agreement and/or the maintenance by any Lender of its ratable share of any Loan, shall (A) result in any increase in cost to the Agent or any Lender in connection with or arising out of any Loan, any Note or any other Loan Instrument, (B) result in any reduction in the amount of any payment receivable by the Agent or Lender hereunder or thereunder or (C) result in any reduction of the rate of the return on the Agent's or any Lender's capital as a consequence of its obligations hereunder below that which such Agent or Lender could have achieved but for such circumstances, then in each such case the Loan Parties shall fully reimburse the Agent or Lender the amount of such increase in cost, reduction in payment receivable or reduction in rate of return promptly after written notification thereof to the Borrower and the Agent by the Agent or Lender, which notification shall include the Agent's or Lender's relevant calculations and all relevant additional facts, assumptions and information that the Agent or Lender customarily provides in like circumstances. Each of the Agent and Lenders shall (consistent with its internal policies and legal and regulatory restrictions) use its reasonable efforts to avoid such Borrower prompt notice thereof and granting the Borrower the opportunity to convert to an alternative arrangement, PROVIDED that the Loan Parties promptly pay when due all reasonable fees and expenses of the Agent and the Lenders incurred or to be incurred in connection with such alternative arrangement.

    If the Borrower so requests within ten days of notice to the Borrower of any such increased costs of a type not generally imposed on United States or foreign lenders making loans of the types contemplated hereunder, the Agent shall use reasonable efforts to arrange an assignment of such Lender's proportionate share of the Commitment, to an assignee selected by the Agent or the Borrower (and reasonably acceptable to each of them) subject to the provisions of Section 2.19(e) hereof, and such assigning Lender hereby consents to any such assignment.

    (c) CHANGE OF LAW. After the date hereof if any change in any Requirement of Law or the interpretation thereof by any Governmental Authority makes it unlawful for any Lender to make or continue its proportionate interest in any Loan, then such Lender shall promptly give notice along with evidence thereof to the Borrower and the Agent, and the Loan Parties shall pay forthwith all amounts outstanding, accrued or payable under this Agreement and the Note(s) to such Lender; PROVIDED that if the Borrower so requests of a Lender within ten days of receipt of the notice referred to above, such Lender shall (consistent with its internal policies and legal and regulatory restrictions) negotiate with the Borrower an assignment of its proportionate share of the Commitment to an assignee selected by the Agent or the Borrower (and reasonably acceptable to each of them) subject to the provisions of Section 2.19(e) hereof, and such assigning Lender hereby consents to such assignment. If a transfer or assignment is not agreed to by the Agent, the Borrower and the affected Lender, then the Loan Parties shall pay forthwith all amounts outstanding, accrued or payable under this Agreement and the Note to or with respect to such Lender.

    (d) NON-AVAILABILITY.

    (i) If at any time Dollar deposits in the principal amount of any Lender's proportionate interest in, or obligation under, any LIBOR Rate Loan are not available to such Lender in the London interbank market for the next Interest Period, such Lender shall so notify the Agent, who shall so notify the Borrower, and the LIBOR Rate basis for such Loan shall be suspended, and such Lender's proportionate share of the LIBOR Rate Loans shall thereafter be Reference Rate Loans. If the Borrower so requests within ten days of notice to the Borrower of any such non-availability, the Agent shall use reasonable efforts to arrange an assignment of such Lender's proportionate share of the Commitment to an assignee selected by the Agent or the Borrower (and reasonably acceptable to each of them) subject to the provisions of Section 2.19(e) hereof, and such assigning Lender hereby consents to any such assignment.

    (ii) If at any time the interest rate then in effect based on the LIBOR Rate does not serve as an accurate reference, in the reasonable judgment of any Lender, for such Lender to determine the cost of advancing or maintaining its respective proportionate share in any LIBOR Rate Loan during any Interest Period, then such Lender shall notify the Agent, who shall so notify the Borrower, and interest on such Lender's proportionate share of the LIBOR Rate Loans shall thereafter accrue at an interest rate determined by reference to an alternate basis; PROVIDED, that if no other interest rate serves as an accurate reference for such Lender, then such Lender shall so notify the Agent, who shall so notify the Borrower, and such Lender's proportionate share of the LIBOR Rate Loans shall thereafter be Reference Rated Loans. If the Borrower so requests within ten days of notice to the Borrower pursuant to this Section 2.19(d)(ii), the Agent shall use reasonable efforts to arrange an assignment of such Lender's proportionate share of the Commitment, to an assignee selected by the Agent or the Borrower (and reasonably acceptable to each of them) subject to the provisions of Section 2.19(e) hereof, and such assigning Lender hereby consents to any such assignment.

    (iii) If any conversion pursuant to this Section 2.19(d) is made on a day that is not the Interest Period End Date for a complete Interest Period with respect to such LIBOR Rate Loans, the Loan Parties shall pay to the Lender such amount or amounts as may be necessary to compensate such Lender for any loss or expense sustained or incurred by such Lender in respect of its LIBOR Rate Loans as a result of such conversion, including but not limited to any interest or fees payable by the Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

    (e) ASSIGNMENTS BY LENDERS. Any assignment or transfer made by a Lender pursuant to Section 2.19 hereof shall satisfy the following conditions: (i) the Loan Parties shall promptly pay when due all reasonable fees and expenses of such Lender incurred or to be incurred in connection with such transfer or assignment and (ii) any assignment of all or part of the Commitment shall be made without recourse, representation or warranty (other than the representation or warranty that the assignor is the legal and beneficial owner of the interest being assigned, free and clear of any adverse claim), and the Assignee shall pay to the Agent for the account of the assigning Lender in immediately available funds all amounts outstanding or payable under this Agreement and any other Loan Instrument to each Lender assigning its interest in the Commitment.

                                  ARTICLE III

                           REPRESENTATIONS AND WARRANTIES

    Each of the Loan Parties represents and warrants that:

    Section 3.1 EXISTENCE AND BUSINESS. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation under the laws of every other jurisdiction where the ownership or lease of its assets requires it to so qualify, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. It has full corporate power, authority and legal right to conduct its business as conducted as of the Closing Date.

    Section 3.2 SUBSIDIARIES. As of the Closing Date, it has no Subsidiaries except as set forth on Schedule 3.2. As of any other date on which this representation and warranty is made or deemed made, it has no Subsidiaries except as disclosed to the Lenders pursuant to an amended Schedule 3.2 delivered to the Agent simultaneously with the financial statements required to be delivered to the Agent pursuant to Section 5.7(b) (other than Subsidiaries created or acquired since the most recent such date), and the creation, acquisition or investment in any such new Subsidiary complies with the terms of this Agreement. The capital stock of each of the Subsidiaries identified in Schedule 3.2 as amended from time to time is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes "margin stock" within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System. Each of the Subsidiaries identified on Schedule 3.2 as amended from time to time is validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has full corporate power and authority to own its assets and properties and to operate its business as presently owned and conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect. Schedule 3.2 annexed hereto and as amended from time to time when and as required by this Agreement correctly sets forth the ownership interest of each of the Loan Parties in each of its Subsidiaries identified therein.

    Section 3.3 POWER AND AUTHORIZATION; ENFORCEABLE OBLIGATIONS.

    (a) It has full corporate power and authority and the legal right to execute, deliver and perform this Agreement, the Notes (in the case of the Borrower) and the other Basic Documents to which it is a party, to take all actions necessary to complete the transactions contemplated by this Agreement, the Notes (in the case of the Borrower) and such other Basic Documents and to grant the liens and security interests provided for in the Collateral Security Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. It has taken all necessary corporate action to authorize the transactions contemplated hereby on the terms and conditions of this Agreement and the other Basic Documents to which it is a party, to grant the liens and security interests provided for in the Collateral

Security Documents to which it is a party and to authorize the execution, delivery and performance of this Agreement, the Notes (in the case of the Borrower) and the other Basic Documents to which it is a party.

    (b) Each of this Agreement, the Notes (in the case of the Borrower) that have been delivered to the Lenders and the other Basic Documents to which it is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by limitation upon the availability of equitable remedies.

    Section 3.4 COLLATERAL SECURITY DOCUMENTS. The Collateral Security Documents are or when executed will be effective to create, in favor of the Secured Parties, legal, valid, enforceable and perfected and first priority Liens (subject to Permitted Liens) on and security interests in all of the Collateral. The descriptions of the Collateral set forth in the Collateral Security Documents are true, complete and correct in all material respects and are adequate for the purpose of establishing, preserving, protecting and perfecting the interests, rights and first priorities intended to be created by the Collateral Security Documents. All necessary and appropriate recordings, filings and registrations have been or will be duly effected in all appropriate public offices and stock and partnership registers so that on or immediately following the Closing Date each of the Collateral Security Documents constitutes or will constitute a perfected first Lien on and prior perfected first security interest in all right, title, estate and interest of the owner thereof in and to the Collateral (subject only to Permitted Liens). The recordings, filings and other actions shown on Schedule 3.4 are all the recordings, filings and other actions necessary and appropriate in order to establish, protect and perfect the Agent's lien on and security interest in the right, title, estate and interest of the owner thereof in and to the Collateral for the ratable benefit of the Secured Parties.

    Section 3.5 NO LEGAL BAR. The execution, delivery and performance of this Agreement, the Notes (in the case of the Borrower) and the other Basic Documents to which it is a party will not (a) violate any Requirement of Law applicable to it, or any of its material Contractual Obligations or (b) result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation, except for the Liens created or permitted by the Collateral Security Documents. No approvals or consents of any trustee or any holder of any of its Indebtedness are required in connection with its execution, delivery and performance of any Basic Documents to which it is a party, except

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

such approvals or consents as are set forth on Schedule 3.5, which consents and approvals have been duly obtained and are in full force and effect.

    Section 3.6 GOVERNMENTAL APPROVALS AND OTHER CONSENTS
AND APPROVALS. Except as set forth on Schedule 3.6, no Governmental Approvals or other consents or approvals except routine filings, registrations and permits which are ministerial in nature (collectively, the "Approvals") are required to be obtained by it or any of its Affiliates in connection with its participation or its Affiliates' participation, in the transactions contemplated by this Agreement and the other Basic Documents, or the execution, delivery or performance by it or any of its Affiliates, of any Basic Document to which it is a party, in accordance with the applicable provisions of the Basic Documents and in compliance in all respects with all applicable Requirements of Law, in each case as of the Closing Date and on any other date this representation and warranty is made or deemed made, subject to the next succeeding sentence. To the extent the foregoing representation or warranty is made or deemed made on a date other than the Closing Date it shall be subject to the exclusion of additional Approvals the absence of which would not reasonably be expected to have a Material Adverse Effect. The Approvals set forth on Schedule 3.6 are (i) in full force and effect, (ii) have been validly issued in the name of the Person required to receive it and in compliance with all Requirements of Law and (iii) not subject to appeal or any restriction, condition, limitation or other provision that in the sole judgment of the Majority Lenders has, or would be reasonably expected to have, a Material Adverse Effect.

    Section 3.7 FINANCIAL STATEMENTS.

    (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years then ended, reported on by Deloitte & Touche, a copy of each of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for each such Fiscal Year.

    (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 1997 and the related unaudited consolidated statements of operations and cash flows for the nine months then ended, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine month period (subject to normal year-end adjustments).

   (c) Since December 31, 1996, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

   (d) The Pro Forma Financial Statements for the Borrower and the Consolidated Subsidiaries (copies of which have been furnished to the Agent and have been certified by a Responsible Officer of the Borrower), together with any notes or schedules related thereto, are complete and correct in all material respects and fairly present the information contained therein as at the Closing Date and the Borrower's estimate of the information contained therein as of the end of Fiscal Years 1997 through 2002, as applicable. As of the date of the Pro Forma Financial Statements, neither the Borrower nor any Consolidated Subsidiary has any material liability, contingent or otherwise, including any liability for Taxes, or any material forward or long-term commitments which are not disclosed by, or reserved against in, the Pro Forma Financial Statements or in the notes thereto which under GAAP are of a nature and an amount required to be so disclosed or reserved. There are no unrealized or anticipated losses from any unfavorable commitments of the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

   (f) Each of the Forecast and all other projections or budgets furnished or to be furnished to the Agent, by or on behalf of the Borrower and the assumptions related thereto, have been prepared with due care and, on the Closing Date, (i) are complete in all material respects and fairly present the Borrower's expectations as to the matters covered thereby, (ii) are based on reasonable assumptions as to the factual and legal matters material to the estimates therein and (iii) are consistent with the provisions of this Agreement and the other Basic Documents, it being understood that nothing contained in this Section 3.7 shall constitute a representation or warranty that any financial performance forecast or projection will in fact be achieved.

   Section 3.8 TAXES. It has been filed or caused to be filed all Tax returns required to be filed by it, has paid all Taxes shown to be due and payable on such returns and has paid all assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority other than Taxes and assessments which are not yet delinquent and remain payable without penalty or are being contested in accordance with the provisions of Section 5.9; no additional assessments for any of its taxable years are anticipated and all charges, accruals and reserves for Taxes applicable to any Loan Party, as the case may be, are adequate; no Tax Liens (other than Tax Liens which are Permitted Liens) have been filed and no claims have been asserted with respect to any such Taxes; except in each case to the extent deviation from the foregoing would not reasonably be expected to have a Material Adverse Effect.

   Section 3.9 NO PROCEEDING OR LITIGATION. No litigation, proceeding of or before any arbitrator or Governmental Authority is pending or, to its knowledge, threatened, and, to its knowledge, no investigation or inquiry by any Governmental Authority is pending or threatened against or affecting it or any of its Affiliates, or against or affecting any of its or their respective properties, rights, revenues or assets, in each case that would reasonably be expected to result in a Material Adverse Effect. To its knowledge, except as set forth on Schedule 3.9 hereto, no litigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened, and, to its knowledge, no investigation or inquiry by any arbitrator or Governmental Authority is pending or threatened against or affecting any other Material Obligor, or against or affecting any of their respective properties, rights, revenues or assets, in each case that would reasonably be expected to result in a Material Adverse Effect.

   Section 3.10 NO DEFAULT. It is not in default under or with respect to any material contract or Contractual Obligation and has complied with all requirements of the Approvals. No Default or Event of Default has occurred and is continuing.

   Section 3.11 TITLE TO PROPERTY. All of its contracts, Governmental Approvals, entitlements and other property of it is owned by it and reflected in the financial statements referred to in Section 3.7 or in the most recently delivered financial statement delivered pursuant to Section 5.7, and it has full contractual rights to the benefits thereof free and clear of any Lien, other than Permitted Liens. It has good title to all other Collateral now owned by it, free and clear of all Liens, except Permitted Liens. No deed of trust, mortgage or financing statement or other instrument of recordation covering all or any part of the Collateral is on file in any recording office, other than with respect to Permitted Liens.

   Section 3.12 AGREEMENTS. As of the Closing Date, Schedule 3.12 sets forth, with respect to each Project located in the United States, (i) all partnership agreements, subscription agreements and other investment agreements and arrangements (including without limitation with respect to each Loan Party's investments in Projects and with respect to each Loan Party's creation or acquisition of Subsidiaries of such Loan Party to which any of the Loan Parties is a party and pursuant to which it receives or may receive distributions, dividends or other payments, and
(ii) every contract and other arrangement to which a Loan Party is a party which, in the case of (ii), provides for payment to such Loan Party of an amount constituting more than 5% of the gross revenues of the Borrower and its Consolidated Subsidiaries, and further sets forth, accurately and completely, the restrictions or prohibitions, if any, that exist on the pledging of such contracts and arrangements as Collateral to the Agent for the ratable benefit of the Secured Parties. The information set forth on
Schedule 3.12 delivered to the Agent and (if subsequent amendments thereto become necessary) simultaneously with the financial statements required to be delivered to the Agent pursuant to Section 5.7(b) is and shall be true and complete as of the Closing Date and as of each such subsequent date.

  Section 3.13 COMPLIANCE WITH LAW. It is in compliance with all
Requirements of Law, including, without limitation, Environmental Laws except to the extent the non-compliance would not reasonably be expected to have a Material Adverse Effect.

  Section 3.14 ENVIRONMENTAL MATTERS. Except as described in Schedule 3.14, no Materials of Environmental Concern are currently or, to its knowledge after due inquiry, have been located at, in, on, under or about any other property with respect to which it has or may have retained or assumed liability either contractually or by operation of law in a manner which violates any Environmental Law currently in effect, or for which cleanup or corrective action of any kind is required or for which Borrower may have liability under any Environmental Law; no substantial risk to human health or the environment exists as a result of any condition on such property; no release of any Materials of Environmental Concern from such property onto or into any other property or from any other property onto or into such property has occurred or is occurring in violation of any Environmental Law currently in effect, or which could pose a substantial risk to human health or the environment; and no notice of violation, Lien, complaint, suit, order or other notice with respect to the environmental condition of any property with respect to which it has or may have retained or assumed liability either contractually or by operation of law is outstanding or, to its knowledge, anticipated. No Loan party has provided any other Person with an indemnity with respect to, or otherwise obligated itself on a recourse basis with respect to, any Environmental Law or any Materials of Environmental Concern.

   Section 3.15. FEDERAL RESERVED REGULATIONS. It is not, directly or indirectly, using and will not, directly or indirectly, use any of the proceeds of the Loans or Letters of Credit for the purpose, whether immediate, incidental or ultimate, of buying a "margin stock" or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a "margin stock", or for any other purpose which might constitute this transaction a "purpose credit", in each case within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System, or otherwise take or permit to be taken any action which would involve a violation of such Regulations G or U or of Regulation T or Regulation X or any other regulation of such Board.

   Section 3.16 ERISA. Neither the Borrower nor any Commonly Controlled Entity sponsors, maintains, administers, participates in, has an obligation to contribute to, or has any liability to a Plan.

   Section 3.17 INVESTMENT COMPANY; INVESTMENT ADVISER. It is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. It is not an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

   Section 3.18 PUBLIC UTILITY STATUS.

   (a) It is not, and will not by reason of any transaction contemplated by this Agreement or any of the other Basic Documents, be deemed (i) by any Governmental Authority to be subject to financial, organizational or rate regulation as an "electric utility", "electric utility company", "electric corporation", "electrical company", "public utility", "public service corporation", "gas utility", "natural gas company" (transporting gas in interstate commerce), "gas corporation", "public service company" or a "public utility holding company" under any existing law, rule or regulation of any Governmental Authority, or (ii) an entity whose electric rates, terms of service or facilities or whose rates or terms of gas sales or transportation service provided to third parties or gas facilities, are subject to regulation by a state public service or utility commission.

   (b) No Secured Party will, solely by reason of (i) the making of the Loans or the issuance or participation in the issuance of any Letter of Credit,
(ii) the securing of the Notes and other Obligations by the Collateral, or
(iii) any other transaction (including without limitation the exercise of remedies and assumption of ownership and control of the Collateral by the Secured Parties of the Agent on their behalf) contemplated by this Agreement or any of the other Basic Documents, be deemed (A) by any Governmental Authority to be, or to be subject to regulation as, an "electric utility", "electric utility company", "electric corporation", "electrical company", "public utility", "natural gas company" (transporting gas in interstate commerce), "gas utility", "gas corporation", "public service company", or a "public utility holding company" under any existing law, rule or regulation of any Governmental Authority, or (B) an entity whose electric rates, terms of service or facilities or whose rates or terms of gas sales or transportation service provided to third parties or gas facilities, are subject to regulation by a state public service or utility commission.

    Section 3.19 PRINCIPAL PLACE OF BUSINESS, ETC. It's principal place of business and chief executive office (including for federal tax purposes) and the office where it keeps its records is located at 450 Lexington Avenue, New York, New York 10017.

    Section 3.20 OFFER OF NOTES OR SECURITIES. Neither it nor any Person acting on its behalf has taken or will take any action which would subject the issuance and sale of the Notes, or any part thereof, or any of the partnership interests or shares of stock pledged to the Agent to the provisions of Section 5 of the Securities Act of 1933, as amended, or to the registration or qualification provisions of any securities or Blue Sky law of any applicable jurisdiction.

    Section 3.21 LABOR MATTERS. There are no collective bargaining agreements or Multiemployer Plans covering its employees. Neither it nor any of its Subsidiaries has suffered any strikes, walkouts, work stoppages, or other labor difficulty within five years from Persons who are not its employees which could reasonably be expected to have a Material Adverse Effect. Neither it nor any of its Subsidiaries has suffered any strikes, walkouts, work stoppages, or other material labor difficulty within five years from its or such Subsidiary's employees.

    Section 3.22 SOLVENCY. It is and, upon the incurrence of any obligations by it on any date on which the representation is made, will be, solvent.

    Section 3.23 FULL DISCLOSURE. As of the Closing Date, no representation or warranty made by it or any of its Affiliates herein or in any Basic Document, or in any certificate, written statement or other document furnished to the Agent or the Lenders with regard to this transaction by it or any of its Affiliates, or by any of its authorized agents, in each case when taken together with all such other information, and none of the Borrower's filings with the Securities and Exchange Commission, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in such documents, written statements, certificates or filings not misleading. There is no fact known to it which has not disclosed to the Agent which materially adversely affects its properties, business, prospects, operations or financial or other condition or its ability to perform its obligations hereunder and under the other Basic Documents to which it is or is to be a party.

                                  ARTICLE IV

                            CONDITIONS PRECEDENT

   Section 4.1 THE INITIAL EXTENSION OF CREDIT. The obligations of the Lenders to make the initial Loan hereunder and of the Fronting Bank to issue the initial Letter of Credit shall each be subject to the condition precedent that the Agent shall have received the documents, opinions, certificates and information referred to in this Section 4.1, each of which shall be in form and substance satisfactory to the Agent, and that the other conditions set forth in this Section 4.1 shall have been satisfied. The initial Loans and initial Letter of Credit shall also be subject to the additional conditions set forth in Section 4.2.

   (a) NOTES. Each of the Lenders shall have received its Note, each duly authorized, executed and delivered by the Borrower.

   (b) OPINION OF COUNSEL. The Agent and the Lenders shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Loan Parties, dated the Closing Date, substantially in the form of Exhibit 4.1(b) and covering such additional matters relating to the transactions contemplated hereby as the Agent or Lenders may reasonably request.

   (c) CORPORATE AND GOVERNMENTAL PROCEEDINGS. All corporate, partnership and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Basic Documents shall be satisfactory in form and substance to the Lenders, and the Agent shall have received all information and copies of all documents and papers, including records of corporate and governmental proceedings and the financial information required to be delivered under this Agreement, which the Agent may reasonably have requested in connection therewith, such documents and papers, when appropriate, to be certified by proper corporate or governmental authorities. The documentation to be delivered to the Agent on or before the Closing Date shall include, without limitation, the following:

   (i) evidence as to the authority of and certified   signatures of the
  representatives of each Loan Party, as applicable, authorized to execute Basic Documents to which each of them is a party and all related documents and certificates required hereunder or thereunder;

    (ii) evidence of corporate authorization of each Loan Party, with respect to the execution, delivery and performance of the Basic Documents to which each of them is a party; and

    (iii) duly authorized and executed articles of incorporation, by-laws, any amendments to any of the foregoing, incumbency certificates and good standing certificates, as appropriate, with respect to each Loan Party.

    (d) COLLATERAL SECURITY DOCUMENTS. Each of the Collateral Security Documents shall have been duly authorized and executed by the Loan Party or Loan Parties party thereto and each other party thereto and each of the Collateral Security Documents shall have been delivered to the Agent.

    (e) CONTRACTS. The Agent shall have received copies of all of the contracts and other arrangements for United States Projects set forth on
Schedule 3.12.

    (f) FILINGS AND RECORDINGS. Each of the Collateral Security Documents shall have been duly filed, recorded and/or registered in all places as may be required, necessary or desirable so as, together with such other actions as may have been taken by the Agent to establish, perfect, protect and preserve the rights, titles, interests, remedies, privileges, Liens and security interests of the Secured Parties thereunder or in respect thereof, and to create valid first Liens and first priority security interests in the Collateral superior to all other Liens other than Permitted Liens, and all recording and filing taxes and fees shall have been paid, and any giving of notice or taking of any other action to such end (whether similar or dissimilar) required or desirable shall have been given or taken and the Agent shall have received evidence satisfactory to it as to any such filing, recording, registration, search, giving of notice and/or other action.

    (g) UCC SEARCHES. The Agent shall have received Uniform Commercial Code Lien searches with respect to the Loan Parties in each jurisdiction in which its principal executive offices are located or any Collateral is located or as the Agent shall deem advisable to obtain such searches, which shall reveal no filings or recordings with respect to any of the Collateral in favor of any Person other than the Agent other than with respect to any of the Collateral in favor of any Person other than the Agent other than with respect to Permitted Liens.

    (h) FINANCIAL STATEMENTS. The Borrower shall have furnished to the Agent the financial statements referred to in Section 3.7 and other information required by Section 3.7. The

Borrower shall certify that (i) such financial statements referred to in Sections 3.7(a) and (b) are true, correct and complete in all material respects, (ii) the balance sheets fairly present its financial position as at the dates thereof and have been prepared in accordance with GAAP except as otherwise specifically noted therein, (iii) there has been no material adverse change in its financial position from that set forth in the balance sheet prepared as at the dates thereof, and (iv) all respective liabilities, contingent or otherwise, are disclosed by, or reserved against in, such financial statements or the footnotes thereto to the extent required by GAAP.

   (i) CANCELLATION OF INDEBTEDNESS: RELEASE OF LIENS.

   The Agent shall have received evidence satisfactory to the Lenders that,
(A) upon payment of the amounts (if any) requested pursuant to the initial Notice of Borrowing to be paid on the Closing Date to existing creditors as set forth on Schedule 4.1(i) by the Lenders, the notes representing such indebtedness shall be canceled, all obligations of the Loan Parties and any of their respective Affiliates under such notes and any loan or other agreement relating thereto shall be fully satisfied (except as set forth on Schedule 4.1(i)), and any and all Liens of such existing creditors shall be completely and irrevocably released, or (B) if no amounts are outstanding under such other loan or other agreements, such agreements will be terminated on the Closing Date.

   (j) PAYMENTS OF FEES. The Borrower shall have paid or shall on the Closing Date pay to the Persons entitled thereto, in Dollars, all fees, costs and expenses payable as of the time specified in Section 2.8 hereof or otherwise payable to any party hereto in connection with the transactions contemplated by this Agreement or any other Basic Document or in connection with the transactions contemplated hereby or thereby or relating hereto or thereto.

   (k) OTHER CONDITIONS. All acts, conditions and things required by the provisions of this Agreement or the other Basic Documents to be done and performed and to have happened prior to the execution and delivery of this Agreement shall have been done and performed and have happened.

   Section 4.2 ALL LOANS; LETTERS OF CREDIT. The obligation of the Lenders to make the initial Loans, any Loans subsequent to the initial Loans ("Subsequent Loans") and the right of the Loan Parties to have the initial Letters of Credit and any Letters of Credit subsequent to the initial Letters of Credit ("Subsequent Letters of Credit") issued by the Fronting Bank shall be subject to the condition, precedent that the Agent shall have received the documents, opinions, certificates and information referred to in this Section 4.2, each of which, in the case of the initial Loans and initial Letters of Credit shall be in form and substance satisfactory to the Agent, and in the case of Subsequent Loans and Subsequent Letters of Credit, shall be in form and substance satisfactory to the Agent and the Majority Lenders, and that the other conditions set forth in this Section 4.2 shall have been satisfied.

   (a) NOTICE OF BORROWING/NOTICE OF ISSUANCE. The Agent shall have received, before the expiration of the applicable advance notice period required by this Agreement, a Notice of Borrowing (in the case of a Loan) or Notice of Issuance (in the case of a Letter of Credit) signed by a Responsible Officer of the Borrower (or, in the case of a Letter of credit, of the requesting Loan Party) together with each of the attachments thereto, duly executed and delivered by the appropriate parties thereto.

   (b) NO DEFAULT. At the time of the making of each Loan and each issuance of a Letter of Credit and after giving effect thereto, there shall exist no Default or Event of Default hereunder, and all deficiencies, if any, with respect to conditions precedent to any prior Loan shall have been corrected or expressly waived.

   (c) ACCURACY OF REPRESENTATIONS. At the time of the making of each Loan and issuance of each Letter of Credit, and in each case after giving effect thereto, all representations and warranties make to either the Agent or to the Lenders contained in this Agreement or any other Loan Instrument or in any writing delivered to either of the Agents by the Borrower or any party to the Loan Instrument pursuant hereto or thereto, shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the date of such Loan or Letter of Credit, as the case may be, except to the extent that such representations and warranties made in any such Loan Instrument or writing executed prior to the date hereof related only to a specific date.

   (d) APPROVALS. The Agent shall have received copies of all Approvals (and all correspondence referred to therein), certified by a Responsible Officer of the Borrower to be true, correct and complete.

   (e) NO REQUIREMENT OF LAW. No Requirement of Law shall be effect or shall have occurred (or shall have been proposed, if such proposed Requirement of Law has a reasonable likelihood of being enacted) the effect of which is to prevent the Agent, the Lenders, any Loan Party or any party to any Assigned contract from fulfilling its obligations hereunder or thereunder, or which would subject the Agent or any Lender (or any Affiliate of the Agent or a Lender) to any penalty or sanction.

   (f) ADVERSE CHANGE. In the reasonable opinion of the Agent (in the case of the initial Loans or initial Letter of Credit) or the Agent and Majority Lenders (in the case of Subsequent Loans, or Subsequent Letters of Credit), no change in the Collateral, or in the financial condition, business operations or prospects of any Loan Party shall have occurred on or after September 30, 1997 (in the case of the initial Loans or initial Letters of Credit) or the Closing Date (in the case of Subsequent Loans or Subsequent Letters of Credit) which could reasonably be expected to have a Material Adverse Effect. Each of the Basic Documents then required to be in full force and effect shall be in full force and effect and no default, or event which with the passage of time, the giving of notice, or both, would constitute a default by or any Loan Party shall have occurred thereunder.

   (g) OTHER CONDITIONS. All acts, conditions and things required by the provisions of this Agreement or the other Loan Instruments, including creating perfected first Liens on and prior perfected first security interests pursuant to the provisions of Section 3.4 hereof, to be done and performed and to have happened prior to the date of the proposed Loan or issuance of Letter of Credit, as applicable, shall have been done and performed and have happened.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

   So long as any of the Obligations shall remain outstanding or any Lender shall have any obligation to extend credit hereunder, each of the Loan Parties agrees that:

   Section 5.1 CONDUCT OF BUSINESS, MAINTENANCE OF EXISTENCE, ETC.

   It will and will cause each Affiliate within its control and each Subsidiary to continue to engage in business of the same general type as conducted by each of them as of the Closing Date and activities necessarily related thereto, all in a sound and prudent manner and preserve and maintain in full force and effect (A) its existence as a corporation under the laws of the jurisdiction of its incorporation (including without limitation by maintaining adequate corporate records and otherwise observing corporate formalities) and its qualification to do business in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, (B) (except when the failure to do so would not reasonably be expected to have a Material Adverse Effect) all of its rights, privileges and franchises necessary or desirable for the normal conduct of its business.

   Section 5.2 QUARTERLY DISTRIBUTIONS. Except as permitted by Section 5.18(b), it will cause all Distributions that are at any time available to it for distribution to be made (by deposit into the Receipt Account) no later than the immediately succeeding Quarterly Date.

   Section 5.3 PERFORMANCE OF OBLIGATIONS. It will duly perform and observe and cause each Affiliate within its control and each Subsidiary to duly perform and observe all covenants, agreements and conditions on its or such Affiliate's or Subsidiary's part to be performed and observed under this Agreement, the Notes, the Collateral Security Documents and the other Basic Documents subject in each case to any applicable grace periods therein contained.

   Section 5.4 COOPERATION IN SYNDICATION. It will cooperate with the Agent in the syndication of the Commitment and will provide and cause its advisers and other representatives to provide all reasonable information and other assistance deemed necessary or desirable to complete a successful syndication.

   Section 5.5 INSPECTION OF PROPERTY, BOOKS AND RECORDS; DISCUSSIONS. It will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities throughout the periods involved. It shall permit representatives of the Agent, and any Lender, to visit and inspect its properties, to examine its books of record and accounts and to make copies thereof and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants, all at such times during business hours and at such intervals as the Agent or any such Lender may reasonably request upon reasonable advance notice.

   Section 5.6 COMPLIANCE WITH LAWS, CONTRACTUAL OBLIGATIONS, ETC. Except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, it will, and will cause each Affiliate within its control and each Subsidiary to, comply with all Requirements of Law, Governmental Approvals and, all Contractual Obligations, and obtain or cause such Affiliate or Subsidiary to obtain, prior to the dates required therefor under any applicable Governmental Approval or Requirement of Law, all Governmental Approvals and other consents and approvals, as shall now or hereafter be necessary or reasonably desirable in connection with the entering into and performance by it of any of the Basic Documents to which it is a party.

   Section 5.7 INFORMATION. The Borrower will deliver to the Agent with sufficient copies for each of the Lenders:

    (a) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower and Sithe Asia, respectively, consolidated and consolidating balance sheets of each of the Borrower and Sithe Asia, respectively, and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and reported on by Deloitte & Touche or other independent public accountants of nationally recognized standing

    (b) as soon as available and in any event within 60 days after each of the first three Quarterly Dates in each Fiscal Year of the Borrower and Sithe Asia, respectively, consolidated and consolidating balance sheets of the Borrower and Sithe Asia, respectively, and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows for such quarter and for the portion of the Fiscal Year of the Borrower and Sithe Asia, respectively, ended at the end of such quarter, setting forth in each case such comparative information with respect to such Person's previous Fiscal Year as is customarily set forth in such statements by such Person, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by a Responsible Officer of such Person, and simultaneously therewith, the information required by Section 3.2 as to Subsidiaries and by Section 3.12 as to agreements (copies of which agreements shall accompany such amended
Section 3.12);

    (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.2, 6.7, 6.11(c)(ii), 6.14, 6.15 and 6.16 on the date of such financial statements (ii) stating to the knowledge of the Borrower whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (iii) with respect to the financial statements referred to in clause (a) above, accompanied by a schedule setting forth in reasonable detail a description of all business or credit transactions with Affiliates entered into during such fiscal year;

    (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention as a result of their audit to cause them to believe that any Loan Party has failed to comply with the terms, covenants, provisions or conditions as they relate to accounting or financial matters addressed in Sections 6.2, 6.7, 6.11(c)(ii), 6.14, 6.15, and 6.16.

    (e) no later than 60 days after the start of each Fiscal Year a Forecast for such Fiscal Year, as further described in Section 5.16.

    (f) [intentionally omitted]

    (g) within three days after any Responsible Officer of any Loan Party obtains knowledge of any Default, if such Default is then continuing, a certificate of a Responsible Officer of such Loan Party setting forth the details thereof and the action which the such Loan Party is taking or proposes to take with respect thereto;

    (h) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statement, so mailed;

    (i) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statement on form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

    (j) of any litigation, investigation, inquiry or proceeding which may exist at any time between any Loan Party or an Affiliate thereof and any Governmental Authority which could reasonably be expected to have a Material Adverse Effect on the properties, business, prospects, operations or other condition of the Borrower;

    (k) within three days after an officer of any Loan Party obtains knowledge of any litigation or proceeding affecting any Loan Party or an Affiliate thereof in which the amount involved is $250,000 or more or in which injunctive or similar relief is sought;

    (l) as soon as possible and in any event within 10 days after the Borrower or any Commonly Controlled Entity knows, or has reason to know, that the Borrower or any Commonly Controlled Entity is intending to adopt or participate in a Plan;

    (m) of any material adverse change in the properties, business, operations, or financial condition of the Loan Parties, taken as a whole, from the condition reflected in the most recent financial information delivered to the Agent with respect to such Loan Party, and of any change of law, rule or regulation which has caused or could reasonably be expected to cause such a material adverse change;

    (n) of any loss (excluding permitted withdrawals) to the Collateral in excess of $250,000, or an Event of Loss;

    (o) immediately after receipt thereof, any notices of default received with respect to any Project;

    (p) concurrently with the delivery of each notice pursuant to the foregoing clauses (j) through (o) inclusive, an accompanying statement of a Responsible Officer of the Loan Party setting forth details of the occurrence referred to and stating what action the Loan Party proposes to take with respect to such occurrence;

    (q) such supporting documentation and other information as the Agent shall reasonably request for the Loan Parties to demonstrate compliance with the requirements of Section 5.18; and

    (r) from time to time such additional information regarding the financial position or business of the Loan Parties and their Affiliates as either Agent or any Lender may reasonably request.

    Section 5.8 CERTIFICATES; OTHER INFORMATION. The Borrower will furnish or cause to be furnished to the Agent:

    (a) promptly after delivery or receipt thereof, a copy of each material notice, demand, request, report, certificate or other communication delivered by or received by a Loan Party pursuant to any Assigned Contract to the extent any of the foregoing materially affects, or relates to a material effect upon, the value of the Collateral or the Agent's and Lenders' ability to enforce any of the Obligations; and

    (b) promptly after receipt thereof, copies of each Governmental Approval (and copies of any correspondence referred to in any such Governmental Approval) or any other material consent or approval obtained or made by a Loan Party.

    Section 5.9 PAYMENT OF TAXES AND CLAIMS. It will pay and discharge, or cause to be paid and discharged, all Taxes imposed on it or on its income or profits or on any of its property prior to the date on which interest or penalties attach thereto and all claims, levies or liabilities (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which have or, if unpaid, are reasonably likely to become a Lien (other than a Permitted Lien) upon any of the Collateral. Each of the Loan Parties shall have the right, however, to contest in good faith the validity or amount of any such Tax or claim by proper proceedings timely instituted, and may permit the Taxes or claims so contested to remain unpaid during the period of such contest if (a) such Loan Party diligently prosecutes such contest, (b) such Loan Party sets aside on its books adequate reserves as required by GAAP with respect to the contested items, (c) during the period of such contest the enforcement of any contested item is effectively stayed and (d) such contest does not involve material risk of the sale, forfeiture or loss of any of the Collateral. Each Loan Party will promptly pay or cause to be paid any valid, final and non-appealable judgment enforcing any such Tax or claim and cause the same to be satisfied of record.

    Section 5.10 MAINTENANCE OF PROPERTIES; INSURANCE. It will, and will cause each Affiliate within its control and each Subsidiary to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in its and their business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. It will and will cause each Affiliate within its control and each Subsidiary to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of such Affiliates and Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses.

    Section 5.11 ASSIGNMENTS OF ADDITIONAL CONTRACTS; MAINTENANCE OF LIENS OF THE COLLATERAL SECURITY DOCUMENTS; FUTURE LIENS. Each of the Loan Parties will:

    (a) (during the period prior to the Borrower's obtaining an Investment Grade Rating) at its expense, promptly after the Quarterly Date immediately succeeding the execution of any Additional Contract and upon the request of the Agent, either (i) execute and deliver to the Agent a Collateral Assignment with respect to such Additional Contract (including without limitation a pledge of the stock or other ownership interest in conjunction with the creation or acquisition of any new Subsidiary of a Loan Party) and, upon the Agent's request, cause the other party or parties to such Additional Contract to execute and deliver, or cause to be delivered, to the Agent a consent substantially in the form of Exhibit 5.11 or otherwise in form and substance reasonably satisfactory to the Agent with respect to such Collateral Assignment or (ii) certify to the Lenders in writing that a Collateral Assignment of such Additional Contract is restricted or prohibited by such Additional Contract or the terms of the financing documents for the related Permitted Investment applicable thereto, and provide such other evidence of such restriction or prohibition as the Lenders shall reasonably request; PROVIDED that it shall not itself intentionally impose such a restriction so as to avoid the application of this Section; and

    (b) at the Borrower's expense, execute and deliver, or cause the execution and delivery of, and thereafter register, file or record in each appropriate governmental office, any document or instrument supplemental to or confirmatory of the

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

Collateral Security Documents or otherwise deemed by the Agent to be necessary or desirable for the creation or perfection of the Liens and security interests and the maintenance, protection and continuation thereof purported to be created by the Collateral Security Documents.

    Section 5.12 DEFEND TITLE. It will at all times at its own cost and expense warrant, defend and maintain good title to the Collateral against the claims and demands of all Persons whomsoever, except with respect to Permitted Liens.

    Section 5.13 MANAGEMENT LETTERS. The Borrower will promptly deliver to the Agent a copy of each final report delivered to the Borrower by its independent public accountants in connection with any annual or interim audit of its books.

    Section 5.14 ACCOUNTS. Each of the Loan Parties shall cause to be deposited, by the respective payors thereof, directly into the Receipt Account or the Security Account (as required by the Deposit, Disbursement and Security Agreement), all amounts which such Loan Parties would be entitled to receive pursuant to Assigned Contracts or otherwise (excluding amounts permitted by Section 5.18 to be disbursed by the Borrower on behalf of its Subsidiaries and thereafter reimbursed to the Borrower), including, without limitation, distributions, dividends or other payments in respect of Projects and other Permitted Investments.

    Section 5.15 INTENTIONALLY OMITTED.

    Section 5.16 FISCAL YEAR FORECAST. No later than 60 days after the beginning of each Fiscal Year, the Borrower will adopt and deliver to the Agent a Forecast for such Fiscal Year of the Borrower.

    Section 5.17 ENVIRONMENTAL MATTERS.

    (a) It will comply with, and ensure compliance by each of its Affiliates within its control and each of its Subsidiaries with applicable Environmental Laws, except, where any such non-compliance could not result in any direct or indirect liability or clean-up obligation on its part under any Environmental Laws that would reasonably be expected to have a Material Adverse Effect; it will not and will not allow any such Affiliate or Subsidiary to treat, store, transport or release any Materials of Environmental Concern except as authorized, permitted or otherwise allowed under Environmental Laws, or in any manner or quantity which may result in any clean-up obligation or liability under any Environmental Law; will keep its assets free of any Lien imposed pursuant to Environmental Laws; and will pay or cause to be paid when due any and all costs of complying with Environmental Laws and responding to the presence, release or threatened release of Materials of Environmental Concern (including without limitation, all damages, liabilities, expenses and costs of all third party claims). If a Loan Party fails to do any of the foregoing, then (i) after the occurrence of an Event of Default which is continuing under this Agreement or (ii) in the event the Agent or any Lender sustains any liability, loss, cost, damage or expense (including attorneys' and consultant's fees and expenses) arising out of the presence, release or threatened release of Materials of Environmental Concern or otherwise affecting the Collateral not caused solely by the gross negligence or willfull misconduct of the Agent or any Lender, the Agent may, if so directed by the Majority Lenders, upon such prior written notice to the Borrower as is reasonable under the circumstances, take any action necessary in its judgment to respond to such presence, release or threatened release affecting the Collateral, and the cost of such response action shall be added to the Obligations secured by this Agreement and the Collateral Security Documents. Each Loan Party will give to the Agent and its agents and employees access to the Collateral, and each Loan Party hereby specifically grants to the Agent a license effective only upon the occurrence of an event described in clause
(i) or (ii) above to respond to such presence, release or threatened release of such Materials of Environmental Concern. Nothing herein shall require, or be deemed to require, the Agent or any Lender or any of their respective agents or employees to inspect any property of any Loan Party or its Affiliates or Subsidiaries or to respond to any presence, release or threatened release of Materials of Environmental Concern, wherever occurring.

    (b) It agrees to indemnify and hold the Agent and each Lender and their respective directors, officers, agents and employees free and harmless from and against all liability, loss, cost, damage and expense (including, without limitation, attorneys' and consultant's fees and expenses incurred in connection with environmental compliance, clean-up and other response obligations (including all third party claims) imposed under any Environmental Laws) that any such indemnitee may sustain by reason of the assertion against such indemnities by any party of any claim in connection with any violation of any applicable Environmental Law or Materials of Environmental Concern used, generated, treated, stored or otherwise located on, or released or threatened to be released in, on, under, from or affecting the property of any Loan Party or any of its Affiliates or Subsidiaries, except to the extent resulting from such indemnities' gross negligence or willful misconduct.

    (c) It will notify the Agent promptly after receipt or after it otherwise becomes aware of any written notice or communication from any Governmental Authority or any other source with respect to Materials of Environmental Concern which may be in, on, under or released from or affecting its property or the property of any of its Affiliates within its control or for which it may be responsible, or otherwise liable under any Environmental Laws or Subsidiaries or of any other such notice or communication respecting a pending or threatened investigation, proceeding or claim related to any such Materials of Environmental Concern. It will also notify the Agent of any event or circumstance known to it the occurrence of which renders any of the representations in Section 3.14 untrue. It will also maintain at its principal office or at its Project offices and keep available for inspection during ordinary business hours and following reasonable notice by the Agent and any Lender, accurate and complete records of all investigations, studies, sampling and testing conducted, and any and all records obtained by it or any of its Affiliates within its control or for which it may be responsible, or otherwise liable under any Environmental Laws or Subsidiaries or response actions taken by any of its Affiliates or Subsidiaries or, to its knowledge, by any Governmental Authority or other Person in respect of Materials of Environmental Concern which may be in, on, under, migrating from or affecting its property.

   Section 5.18  BANK ACCOUNTS.

     At any time prior to the date of a Satisfactory MRA Settlement:

   (a) On and after the Closing Date, except as set forth in Sections 5.18(b),
(c) and (d) below, it shall maintain its bank accounts relating to its operations in the United States with the Depositary Bank, and shall cause each of its Subsidiaries (other than the Loan Parties, Allegheny Hydro No. 8, Inc., Allegheny Hydro No. 9, Inc., those Subsidiaries whose revenues are less than $100,000 per annum, those Subsidiaries consisting of entities owning only Projects still in their development phase to maintain, in the United States (without limiting the ability of any such Subsidiary to maintain bank accounts outside the United States to the extent reasonably necessary in connection with its operations outside the United States), bank accounts separate from those of the Borrower, the Loan Parties and other Subsidiaries of the Loan Parties, such that each such Subsidiary receives revenues into such a separate bank account and such that payment of its operating expenses is only made either with moneys on deposit in such separate bank account or by moneys drawn on the Borrower's Transaction Account and reimbursed by such Subsidiary as soon as practicable thereafter (but in any event within twenty Business Days after an aggregate of $1,500,000 (or, with respect to the Independence Project, $5,000,000) shall have been disbursed by the Borrower on such Subsidiary's behalf), and, in any event, specifically for application to such payment (or as otherwise expressly permitted by the Deposit, Disbursement and Security Agreement), and moreover, such that moneys in such separate bank account of such Subsidiary are not applied to any purpose other than payment of such Subsidiary's own obligations.

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

   (b) The Borrower shall cause Sithe Canadian Holdings, Inc. and any Canadian Subsidiaries thereof to maintain no more than one checking and one investment Canadian bank account per entity (which account shall be maintained with the Toronto-Dominion Bank or a Lender if such Lender is willing and able to accept such deposits in Canada, and, if not, then with a bank acceptable to the Agent), and shall not allow such Canadian bank accounts maintained by Sithe Canadian Holdings, Inc. and those Canadian Subsidiaries of Sithe Canadian Holdings, Inc. which do not directly own Projects to accumulate deposits which in the aggregate exceed $3,000,000 (in Dollar equivalent of Canadian dollars) or such greater amount as may be consented to by the Majority Lenders (such consent not to be unreasonably withheld) without distributing, to the extent permitted by applicable law, the excess to the Borrower by deposit into the Receipt Account. A Foreign Currency Letter of Credit to be issued with respect to any Project owned directly or indirectly by Sithe Canadian Holdings, Inc., shall not be available for issuance of funds on deposit in the aforementioned Canadian bank accounts can be applied to the purpose for which such Foreign Currency Letter of Credit would be required. The Borrower shall, upon the direction of the Majority Lenders after an Event of Default, cause, to the extent permitted by applicable law, all amounts on deposit in such Canadian accounts maintained by Sithe Canadian Holdings, Inc. and those Canadian Subsidiaries which do not directly own Projects to be distributed to the Borrower by deposit into the Receipt Account.

   (c) The Borrower may maintain one checking and one investment account (with The Toronto-Dominion Bank or a Lender if such Lender is willing and able to accept Canadian dollar deposits, and, if not, then with a bank acceptable to the Agent) for the purpose of receiving payments from Canadian Affiliates, and paying Canadian dollar obligations of its United States Affiliates. The maximum aggregate balance to be maintained in such accounts shall be limited to $5,000,000 (in Dollar equivalent of Canadian dollars) or such greater amount as may be consented to by the Agent (such consent not to be unreasonably withheld).

   (d) The Borrower may maintain in New York one checking and one investment account in a New York money center bank for the purpose of processing the Borrower's executive payroll and for petty cash disbursements necessary to the operations of the New York office. The maximum balance to be maintained in such accounts shall not exceed the sum of payroll payments due within three Business Days plus $100,000.

   Section 5.19 SUPPLEMENTAL COLLATERAL SECURITY DOCUMENTS. Promptly upon request from the Agent, the Loan Parties shall duly authorize, execute and deliver and record, file and/or register, or cause to be recorded, file and/or registered, such supplements to the Collateral Security

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

Documents, financing statements, continuation statements and other similar documents (the "Supplemental Collateral Security Documents") in all places as may be required, necessary or desirable to establish, perfect, protect and preserve the rights, titles, interests, remedies, privileges, liens and security interests of the Collateral Security Documents as a Lien on the respective Collateral intended to be covered thereby prior and superior to all other Liens and security interests in such Collateral, existing or future, subject to Permitted Liens, and all recording and filing taxes and fees shall have been paid, subject only to Permitted Liens, and deliver to the Agent evidence satisfactory to it of such authorization, execution, delivery and recordation, filing, registration, giving of notice and/or other action. Not later than thirty (30) days after the Closing Date, each Loan Party shall deliver to the Agent stock certificates and stock powers (endorsed in blank) for each Subsidiary formed in the Cayman Islands or the British Virgin Islands for which such documents were not delivered on the Closing Date and for which the stock represented by such certificates has been pledged pursuant to the Collateral Security Documents.

                                   ARTICLE VI

                                NEGATIVE COVENANTS
                                ------------------

    So long as any of the Obligations shall remain outstanding or any Lender shall have any obligation to extend credit hereunder, each of the Loan Parties agrees that:

    Section 6.1  ORGANIZATION, SALE OF ASSETS, PURCHASES, ETC.

    (a) It will not merge into or consolidate with any other Person (except another Loan Party and except for mergers by the Borrower with another entity where the Borrower is the surviving entity, no Event of Default is triggered thereby and the entity merged into the Borrower is directly involved in the production of energy), change its form of organization or the scope or nature of its business or business objectives, or liquidate or dissolve itself (or suffer any such liquidation or dissolution), or sell, lease, transfer or otherwise dispose of all or any material portion of its assets, or any of its assets which constitute part of the Collateral, except to the extent withdrawals from the Accounts are permitted by the Loan Instruments. Notwithstanding the foregoing, this Section 6.1 shall not prevent a Loan Party from transferring all or any portion of its assets and liabilities to another Loan Party and subsequently transferring all or any portion of such assets and liabilities to a newly formed Subsidiary which becomes a Loan Party pursuant to Section 6.21, provided that, prior to or simultaneously with such transfer, such newly formed Subsidiary


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

takes all actions required pursuant to Section 5.19 such that the Agent and the Lenders are not adversely affected as a result of such transfers.

    (b) Except as set forth on Schedule 6.1(b), it will not sell any assets valued at more than $5,000,000 in net book value in any Fiscal Year, without notifying the Lenders in writing at least twenty (20) days prior to such sale, and will not proceed with any such sale if the Majority Lenders, within ten (10) days after receipt of such notice from the Borrower of any such sale, have objected in writing to such sale based upon their reasonable belief that such sale is reasonably likely to result in a Material Adverse Effect.

  Section 6.2 INDEBTEDNESS. It will not create, incur, assume or suffer to exist any Indebtedness, except (a) Indebtedness in respect of the Loans and other Obligations pursuant to this Agreement (including Indebtedness to other banks under their letters of credit backed by Letters of Credit hereunder as contemplated by, and subject to the restrictions of, Section 2.3(c)(i)),
(b) Indebtedness completely and irrevocably discharged on the Closing Date with the proceeds of Loans as contemplated by Section 4.1(i), (c) other Indebtedness set forth on Schedule 6.2 which Indebtedness shall be subject to the further restrictions set forth on such schedule, (d) Subordinated Financing, (e) $1,000,000 in Indebtedness outstanding at any one time to any one creditor or group of creditors in connection with any single financing transaction; PROVIDED that all indebtedness under this clause (e) shall not exceed $3,000,000 in the aggregate at any one time outstanding, (f) unsecured contingent obligations of the Borrower owing to any other party in a maximum amount for all such contingent obligations not exceeding 10% of the Net Worth of Borrower and its Consolidated Subsidiaries, (g) unsecured contingent obligations not exceeding $116,000,000 (as such amount may be reduced pursuant to Section 2.3(c) (vii)), of Borrower in connection with investments made by Sithe Asia, PROVIDED the form and substance of all such contingent obligations described in clause (g) above shall have been reviewed and approved by the Agent, (h) an unsecured overdraft line of credit of the Borrower for not more than $5,000,000, and (i) Indebtedness (other than Indebtedness described in clauses (a) and (c) of the definition thereof) secured by Liens permitted by Section 6.3. Without the prior approval of the Agent and the Majority Lenders, no Loan Party shall agree to amend or otherwise change the terms of any Indebtedness permitted by this Section 6.2 if the effect of such amendment or change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any



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

collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf) which would reasonably be expected to have a Material Adverse Effect.

    Section 6.3 LIENS. Except as set forth on Schedule 6.3, it will not create, incur, assume or suffer to exist any Lien against all or any portion of the Collateral securing any Indebtedness or other Obligation of the Borrower or any other Person, except Permitted Liens and Liens on Collateral released by the Agent in accordance with Section 2.16(ii) as contemplated by and in accordance with Section 2.16(ii)).

    Section 6.4 PROJECT REFINANCINGS. It shall not permit refinancing of or increase in Indebtedness with respect to any Project without the prior written consent of the Majority Lenders if any such refinancing or increase in Indebtedness is, in the Agent's reasonable determination, likely to have a Material Adverse Effect.

    Section 6.5 AMENDMENT OF CONTRACTS, ETC. It will not and will not permit any Affiliate within its control or Subsidiary to, without the prior approval of the Majority Lenders, which approval shall not be unreasonably withheld,
(i) agree to or permit the cancellation or termination of any Assigned Contract or other Contractual Obligation on its part or for its benefit, except upon the expiration of the stated term thereof, (ii) agree to the assignment of the rights or obligations of any party to any such Assigned Contract or other Contractual Obligation, except as contemplated by this Agreement or the Collateral Security Documents, (iii) agree to any amendment, supplement or modification of, or waiver with respect to any of the provisions of, any Basic Document to which it is a party or with respect to which its consent is required, (iv) permit any amendment, supplement or modification of, or waiver with respect to any of the provisions of, any Basic Document to which it is a party or with respect to which its consent is required, (v) exercise any option under any Assigned Contract or other Contractual Obligation or (vi) petition, request or take any other legal or administrative action that seeks, or may reasonably be expected, to rescind, terminate or suspend any Contractual Obligation to which it is a party or amend or modify any portion thereof which in each case is either prohibited by the Collateral Security Documents or could reasonably be expected to have a Material Adverse Effect.

     Section 6.6 INVESTMENTS. It will not make any investments (whether by transfer of property, contributions to capital, acquisitions of stock, bonds, promissory notes or other securities, loans, advances or otherwise) other than Permitted

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


Investments, provided that no investments of any part of the Cash Collateral shall be made in obligations maturing after the expiration of the applicable Letter of Credit, and PROVIDED, FURTHER, that Sithe Energies U.S.A., Inc. shall not in any case invest in any Projects or non-Project energy ventures which come into existence after the Closing Date. Notwithstanding the foregoing, nothing in this Section 6.6 shall prohibit Borrower from making any investments that would be permitted under Section 6.11(d).

   Section 6.7 NET WORTH, ETC. Borrower shall not allow the Net Worth of Borrower and its Consolidated Subsidiaries to fall below the sum of (x) $360,000,000 plus (y) 75% of the net (positive) income of Borrower and its Consolidated Subsidiaries accruing subsequent to September 30, 1997, measured as of each most recently ended Quarterly Date occurring after September 30, 1997.

   Section 6.8 CHANGE OF OFFICE. It will not change the location of its chief executive office or principal place of business or the office where it keeps its records from that existing on Closing Date and specified in Section 3.19, except upon 30 days' prior written notice to the Agent.

   Section 6.9 CHANGE OF NAME. It will not change its name, except upon 30 days' prior written notice to the Agent.

   Section 6.10 LIMITATION ON TRANSACTIONS WITH AFFILIATES. It will not, directly or indirectly, conduct any business or enter into any transaction with any Affiliate except on terms and conditions which are no less favorable to it than would be obtained in an arms-length transaction with a Person other than an Affiliate. Notwithstanding the foregoing, nothing in this
Section 6.10 shall prohibit Borrower from engaging in any conduct or entering into any transaction that would be permitted under Section 6.11(d).

   Section 6.11  DISTRIBUTIONS.

   (a) It will not at any time request, cause or make any Distribution to any Person (including without limitation any Distribution to CGE) (other than to a Loan Party or direct or indirect Subsidiary of a Loan Party) and will not make any payments of principal or interest on the Subordinated CGE Debt if:

   (i) any Default or Event of Default hereunder shall have occurred and be continuing (including without limitation as a result of any such Distribution);

   (ii) any required deposit to the Accounts has not been made and maintained in accordance with the requirements of this Agreement and the Deposit, Disbursement and Security Agreement; or

   (iii) the Borrower shall not have delivered the certificates required by
 Section 5.7(c) in form and substance satisfactory to the Agent.

   (b) Before the occurrence of a
     it will not request, cause or make any Distribution to any Person (including without limitation any Distribution to CGE) (other than to a Loan Party or direct or indirect Subsidiary of a Loan Party) except for Distributions after the Closing Date to shareholders of the common stock of the Borrower in an amount not to exceed $15,000,000, if such Distribution is not otherwise prohibited by Section 6.11(a).

   (c) After the occurrence of a
     it will not request, cause or make any Distribution to any Person (including without limitation any Distribution to CGE) (other than to a Loan Party or direct or indirect Subsidiary of a Loan Party) except, with respect to each of (i) and (ii) below, if such Distribution is not otherwise prohibited by Section 6.11(a).

   (i)  for the repayment of the Subordinated CGE Debt; and

   (ii) Distributions after the Closing Date equal to the sum of $25,000,000 less the amount of any Distributions made pursuant to Section 6.11(b) plus 25% of the consolidated net income of the Borrower and its Consolidated Subsidiaries determined on a cumulative basis for the period after the Closing Date based on the most recently prepared financial statements delivered by the Borrower to the Agent hereunder.

   (d) Notwithstanding the foregoing, nothing in this Section 6.11 shall prohibit Borrower from purchasing any option (to purchase shares of the common stock of Borrower) granted under Borrower's 1993 Stock Award and Incentive Plan that was outstanding as of April 3, 1996, or any shares of the common stock of Borrower issued upon the exercise of any such option, PROVIDED the cash consideration paid pursuant to this paragraph (d) after the Closing Date shall not exceed $1,000,000 in the aggregate.

   Section 6.12 ASSIGNMENT. It shall not assign any of its rights or obligations under any of the Loan Instruments to any Person without the prior written consent of all of the Lenders. Any such purported assignment without such prior written consent shall be void.


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

   Section 6.13 EMPLOYEE PLANS. Neither it nor any Commonly Controlled Entity shall adopt, maintain, sponsor, participate in or incur any liability under or obligation to contribute to a Plan without the prior written consent of the Majority Lenders.

   Section 6.14 DEBT SERVICE COVERAGE RATIO.

   (a) The Borrower will not permit the Debt Service Coverage Ratio to fall below 1.05 to 1 as of any Quarterly Date, determined for the consecutive four Fiscal Quarter periods then ending.

   Section 6.15 LEVERAGE RATIO. The Borrower will not permit the Leverage Ratio to exceed the following levels for the periods indicated:

                                         Leverage
                                         Ratio
                                         --------
Prior to                                 .85 to 1.
Subsequent to                            .75 to 1.


   Section 6.16 ADJUSTED EBITDA/INTEREST RATIO.

   (a) The Borrower will not permit the Adjusted EBITDA/Interest Ratio to fall below 1.5 to 1 as of any Quarterly Date, determined for the consecutive four Fiscal Quarter periods then ending.

   Section 6.17 NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS. Except as set forth on Schedule 6.17, it shall not, and shall not permit any Affiliate within its control or any Subsidiary (except in connection with investments which constitute Permitted Investments under clause (f) and (g) of the definition thereof and which otherwise comply with the Loan Instruments) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except by a provision of a Loan Instrument) on the ability of any such Person to (i) pay dividends or make any other distributions on any of such Person's capital stock owned by any Loan Party or any other Affiliate within its control or Subsidiary, (ii) repay or prepay any Indebtedness owed by such Affiliate or Subsidiary to any Loan Party or any other Subsidiary, (iii) make loans or advances to any Loan Party or any other Affiliate within its control or Subsidiary, (iv) transfer any of its property or assets to any Loan Party or any other Affiliate within its control or Subsidiary, or (v) amend or otherwise modify any Loan Instrument.

   Section 6.18 FISCAL YEAR. It shall not change its Fiscal Year-end from December 31.


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   Section 6.19 EXCEED COMMITMENT. It shall not deliver a Notice of Borrowing or Notice of Issuance or Notice of Amendment when the effect of such Borrowing or issuance or amendment of Letter of Credit would be to exceed the Commitment.

   Section 6.20 WHOLLY OWNED SUBSIDIARIES. Except in the case of Sithe Canadian Holdings, Inc. and Sithe Energies Australia Pty Ltd., the Borrower will not create or acquire a direct wholly owned Subsidiary of the Borrower without concurrently causing such wholly owned Subsidiary to become a party hereto as a "Loan Party" hereunder, jointly and severally liable with the other Loan Parties for the Obligations, to the same extent as if it were originally a party hereto as a "Loan Party" hereunder.

   Section 6.21 ASIAN INVESTMENTS. For all purposes of this Agreement and the other Loan Instruments, neither Sithe Asia nor any Subsidiary, joint venture or other direct or indirect investment thereof shall constitute a Subsidiary or Affiliate of any Loan Party so long as such Subsidiary, joint venture or other investment would not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

   Section 7.1 EVENTS OF DEFAULT. If any of the Events of Default listed below in this Section 7.1 shall occur and be continuing:

   (a) the Borrower shall default in the payment of any principal of any of the Notes or any of the Reimbursement Obligations when the same shall become due either by the terms thereof or hereof or otherwise as herein provided; or

   (b) the Borrower shall default in the payment of any interest on the Notes or any fee or any other amount payable in connection with the transactions contemplated hereby under any of the Loan Instruments for more than five days after the date due; or

   (c) any representation or warranty made by any Loan Party to the Agent or any of the Lenders herein or in any other Loan Instrument, or in any certificate, financial statement or other document furnished to the Agent or any of the Lenders at any time hereunder or thereunder, shall prove to have been false or misleading in any material respect as of the time made or deemed made; or


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    (d) any Loan Party shall fail to perform or observe, or cause to be performed or observed (subject to any grace periods therein contained), (i) any covenant contained in any of Sections 5.2, 5.11, 5.18(a) and (d) or
5.19 or Article VI; or (ii) any covenant (for a period of three consecutive Business Days following notice or discovery of such failure) contained in any of Sections 5.14, 5.15, 5.16, 5.18(b) and (c); or

    (e) any Loan Party shall fail to perform or observe, or cause to be performed or observed, any other covenant, term or agreement (other than those referred to in paragraphs (a) through (d) above) contained in this Agreement or any of the other Basic Documents and such failure shall continue unremedied on the date which is the 30th day after (i) the first day of such failure, in the case of any material failure or any failure under any of the Collateral Security Documents, or (ii) the first day on which such Loan Party knows of the occurrence of such failure, in the case of any other failure, and, in the case of either (i) or (ii) immediately above, such period shall be extended to a total of up to 120 days if (x) such Loan Party has promptly commenced and diligently takes all such actions as may be required to effect such remedy, and (y) such extension would not reasonably be expected to have a Material Adverse Effect; or

    (f) (i) any Loan Party shall default in any payment of principal of or interest on any Indebtedness (other than the Obligations) with an outstanding principal amount of at least $10,000,000, on the date when due, or shall fail to observe or perform any other condition or obligation under the terms of such Indebtedness, or (ii) an "event of default" shall have occurred and be continuing under any Material Project Financing, and in any of the foregoing cases, the effect of which is to cause, or to permit the holder thereof to cause, such Indebtedness to become due prior to its stated maturity and to permit the holder, trustee or agent thereunder to exercise any remedy against the obligor or obligors thereunder or to realize upon any collateral given as security therefor; or

    (g) any party (other than a Loan Party) to any Assigned Contract shall not be in compliance with, breach or default in any of its covenants or obligations contained in such Assigned Contract, which default would reasonably be expected to have a Material Adverse Effect, and such non-compliance, breach or default shall not be remediable or, if remediable, shall continue unremedied for a period terminating on the earlier to occur of the day 60 days after the occurrence of such default and last day of the applicable cure period, if any, specified in the relevant Assigned Contract; or

    (h) any Loan Party or Material Obligor shall make an assignment for the benefit of creditors or shall generally not be paying its debts as such debts become due; or

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    (i)  (i) any decree or order for relief in respect of any Loan party or
Material Obligor shall be entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law") of any jurisdiction, (ii) any petition or application of the types described in clause (j) below shall be filed, or any such proceeding shall be commenced, against any loan Party or Material Obligor and such Loan Party or Material Obligor, by an act, shall indicate its approval, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree shall remain unstayed and in effect for more than 60 days, or (iii) any order, judgment or decree shall be entered in any proceedings against any Loan Party or Material Obligor decreeing the dissolution of such Loan Party or Material Obligor and such order, judgment or decree shall remain unstayed and in effect for more than 60 days; or

    (j) any Loan Party or Material Obligor shall petition or apply to any tribunal for, or shall consent to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of such Loan Party or Material Obligor or of any substantial part of the assets of such Loan Party or Material Obligor, or shall commence a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to any such Loan Party or Material Obligor under the Bankruptcy Law of any other jurisdiction; or

    (k) (i) a judgment or judgments in an amount in excess of $4,000,000 shall be rendered against any Loan Party, and, within 30 days after entry thereof, such judgment shall not be discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment shall not be discharged, (ii) any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting any Loan Party from performing any of its material obligations under this Agreement or any other Basic Document and such order or decree is not vacated or stayed, and the proceedings out of which such order or decree arose are not dismissed or stayed, within 30 days after the entry thereof; or

    (l) any Collateral Security Document shall fail to provide, or cease to be effective to grant, to the Agent for the ratable benefit of the Secured Parties, a perfected Lien on the Collateral intended to be created thereby (except as contemplated by Section 2.16 hereof) superior to all other Liens, other than Permitted Liens, or cease to be in full force and effect, or the validity thereof or the applicability thereof to the Loans, the Letters of Credit, any Note, or any of the other Obligations purported to be secured or guaranteed thereby or any part thereof

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shall be questioned or disaffirmed by or on behalf of any Loan Party or any other party thereto; or

    (m) any Assigned Contract or any material provision of any Assigned Contract shall at any time for any reason cease to be valid and binding or in full force and effect (except upon expiration of its stated term) or any Assigned Contract (or any material provision of any Assigned Contract) shall be declared by a court or other Governmental Authority of competent jurisdiction to be null and void or be terminated (except upon expiration of its stated term) in either case in such a way as would reasonably be expected to have a Material Adverse Effect; or

    (n) any of the Governmental Approvals or any other acts contemplated by Sections 4.2(d) and 5.6 required in connection with the Loans, the Letters of Credit, this Agreement or any of the other Basic Documents shall be rejected or otherwise denied or shall expire (without being timely renewed) or be revoked, rescinded, suspended, held invalid or otherwise limited in effect, and such rejection, denial, expiration, revocation, rescission, suspension, holding or other limiting action would reasonably be expected to have a Material Adverse Effect; or

    (o) the passage or promulgation of, or any change in, any statute, ordinance or regulation or in the interpretation thereof, affecting Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on the Borrower; or

    (p) either Agent or any Lender shall, solely as a result of any transaction contemplated hereby, become subject to regulation as an "electric utility," "electric corporation," "electric company," "public utility," "gas utility," "natural gas company," "gas corporation," "public service company," "electric utility company" or "holding company" under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, the Natural Gas Act, as amended, PURPA, or any comparable state law or regulation; or

    (q) any Contractural Obligation of, or for the benefit of, any Loan Party or Subsidiary of a Loan Party shall be modified, waived, breached, nullified, terminated or otherwise changed in such a way as would reasonably be expected to have a Material Adverse Effect on the Borrower; or

    (r) there shall have occurred an Event of Loss; or

    (s) either (i) CGE or a wholly-owned Subsidiary thereof or Marubeni or a wholly-owned Subsidiary thereof, shall sell, transfer, convey or otherwise dispose of, grant any option with respect to, or pledge any interest in any of its shares of capital stock in the Borrower such that (in the case of CGE) it

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holds (directly or indirectly through wholly-owned Subsidiaries) less than
35% of the issued and outstanding shares of capital stock of the Borrower free and clear of Liens, or (in the case of Marubeni) it holds less than 16% of the issued and outstanding shares of capital stock of the Borrower free and clear of Liens; or

   (t) the Letter of Credit Exposure (calculated, in the case of the Foreign Currency portion of the Letter of Credit Exposure, in Dollars in accordance with the first sentence of Section 2.3(k)(i)), plus the amount of outstanding Loans, shall exceed the Letter of Credit Commitment for a period of three consecutive Business Days after written notice is received from the Agent; or

   (u) as a separate and distinct Event of Default, the Agent shall have received actual knowledge of the occurrence of any other Event of Default hereunder (such Event of Default shall be deemed to have occurred as of the date the Agent received actual knowledge of an Event of Default that has not otherwise been cured or waived);

   then (a) if such event is an Event of Default specified in clause (i) or
(j) of this Section 7.1 (to the extent such clauses relate to a Loan Party and not a Material Obligor), the Notes (with accrued interest thereon) and all other amounts owing under this Agreement or any Collateral Security Document under this Agreement or any Collateral Security Document (together with interest accrued thereon) and an amount equal to the Letter of Credit
Exposure shall automatically become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, and the Commitment shall thereupon terminate, and (b) if such event is an Event of Default specified in any other clause of this Section 7.1 (including without limitation clause (i) or (j) to the extent such changes relate to a Material Obligor), the Agent shall, at the request of the Majority Lenders, in addition to any right, power or remedy permitted by law or equity, by notice in writing to the Borrower, declare the Notes (with accrued interest thereon) and an amount equal to the Letter of Credit Exposure and all other amounts owing under this Agreement or any Collateral Security Document to be, and the Notes and such amounts shall thereupon be and become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, and the commitment shall thereupon terminate. So long as any Letter of Credit shall remain outstanding, any of the foregoing amounts payable in respect of the Letter of Credit Exposure, when received by the Agent, shall be held by the Agent, pursuant to such documentation as the Agent shall request, as Cash Collateral divided ratably among the Letters of Credit in proportion to the percentage of the aggregate Letter of Credit Exposure represented by each Letter of Credit; PROVIDED that in the event of cancellation or expiration of any Letter of Credit


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or any reduction in the Letter of Credit Exposure, the Agent shall apply the difference between the Cash Collateral held by it immediately prior to such cancellation, expiration or reduction and the Letter of Credit Exposure immediately after such cancellation, expiration or reduction, FIRST to the payment of any outstanding Obligations (including without limitation to Cash Collateral for the remaining Letter of Credit Exposure to the extent theretofore less than fully secured by Cash Collateral), and SECOND to the payment to whosoever shall be lawfully entitled to receive such funds.

    Section 7.2 OTHER REMEDIES. If any Event of Default shall occur and be continuing, the Agent shall, at the request of or the Majority Lenders, by notice to the Borrower, (a) terminate the Commitment and (b) proceed to protect and enforce the rights of the Secured Parties under this Agreement, the Notes, any Collateral Security Document, or any other Basic Document by exercising such remedies as are available to the Secured Parties in respect thereof under applicable law, either by suit in equity or by action of law, or both, whether for specific performance of any covenant or other agreement contained in any such document or in aid of the exercise of any power granted in any such document, and (c) either Agent or any Lender may set off amounts in any accounts maintained with any of them and apply such amounts to the Obligations as further described in Section 9.17. No remedy conferred in this Agreement upon either of the Agents and/or the Lenders is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

                                ARTICLE VIII

                                 THE AGENT

    Section 8.1 APPOINTMENT. (a) Each Lender hereby irrevocably designates and appoints Bank of Montreal as the Agent of such Lender under this Agreement and each other Loan Instrument, and each such Lender irrevocably authorizes such Agent to execute each of the Loan Instruments contemplated hereby to be executed by either of them, to take such action on its behalf under the provisions of this Agreement and each other Loan Instrument and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and each other Loan Instrument, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and those necessarily incidental thereto, or any fiduciary relationship with any Lender, and no implied covenants,

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functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist against the Agent. This Article VIII is intended solely to govern the relationship between the Agent, on the one hand, and the Lenders, on the other. In performing its functions and duties hereunder and under the other Loan Instruments, the Agent shall act solely as agent of the Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Loan Party or any of its respective successors and assigns.

    Section 8.2 DELEGATION OF DUTIES. The Agent may execute any of its respective duties under this Agreement or the other Loan Instruments by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

    Section 8.3 EXCULPATORY PROVISIONS. The Agent shall not be (i) liable for any action lawfully taken or omitted to be taken by it or any Person described in Section 8.2 under or in connection with this Agreement or any other Basic Document (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any other Person contained in this Agreement or under any other Basic Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Basic Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Basic Document or for any failure of any other Person to perform its obligations hereunder or thereunder. The Agent shall be under no obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Basic Document, or to inspect the properties, books or records of any Person.

    Section 8.4 RELIANCE BY AGENTS. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent, as the case may be. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have received an executed Commitment Transfer Supplement in respect thereof. All payments made by the Agent to the Lenders prior to


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the receipt of such Commitment Transfer Supplement shall be valid and binding for all purposes of this Agreement and the Notes. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Basic Document unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate or it shall first be indemnified to its satisfaction (subject to the provisions of Section 8.7) by all of the Lenders, against liabilities and expenses which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Basic Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

   Section 8.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Majority Lenders; PROVIDED that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Agent shall deem advisable and in the best interests of the Lenders.

   Section 8.6 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any Person, shall be deemed to constitute any representation or warranty by the Agent. Each Lender represents and warrants to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Person deemed relevant by such Lender and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform


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itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of each Person deemed relevant by such Lender. Except for notices, reports and other documents expressly required under the Loan Instruments to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of any Person which may come into the possession of the Agent or any of its officers directors, employees, agents, attorneys-in-fact or affiliates.

    Section 8.7 INDEMNIFICATION. The Lenders agree to indemnify the Agent and its Affiliates and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent, as the case may be, or such Person shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment in full of the Obligations) be imposed on, incurred by or asserted against the Agent, or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereby or the execution, delivery or performance of any Basic Document or related document (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expense or disbursements resulting solely from the gross negligence or willful misconduct of Agent or such Person as finally determined by a court of competent jurisdiction).

    Section 8.8 AGENT IN INDIVIDUAL CAPACITIES. The Agent and its Affiliates may engage in any kind of business with the Loan Parties and their Affiliates as though the Agent were not the Agent hereunder. With respect to Loans made or renewed by it any Note issued to it, and any Letter of Credit issued or participated in by it, and every other Loan Instrument, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent hereunder, and the terms "Lender," "Lenders," "Secured Party" and "Secured Parties" shall include the Agent in its individual capacity.

    Section 8.9 SUCCESSOR AGENT. The Agent may resign as Agent upon 30 days' notice to the Borrower and the Lenders. If Agent shall resign or be removed as an Agent under this Agreement, then the Majority Lenders, with the prior approval of the Agent, during such 30 day period shall appoint from among the


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Lenders a successor Agent reasonably acceptable to the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the retiring or removed Agent. If no successor Agent from among the Lenders shall have been appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring or removed Agent's notice of resignation or removal, then the Majority Lenders shall, with the prior approval of the Agent, appoint another financial institution as such Agent, reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within such additional 30 day period, then the retiring or removed Agent may, with the prior approval of the other Agent, appoint as Agent a financial institution from the Lenders or otherwise. Any successor Agent shall have a combined capital and surplus of not less than $1 billion. Effective upon the appointment and acceptance of such successor agent, the term "Agent" shall mean such successor agent, effective upon it appointment, and the former Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any Lenders. After the Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII and Section 9.1 shall inure to its benefit as to any actions taken or omitted to be taken by it on or prior to the effective date of its resignation as Agent under this Agreement.

                                  ARTICLE IX
                                 MISCELLANEOUS

    Section 9.1 EXPENSES; INDEMNIFICATION, ETC.

    (a) Each of the Loan Parties agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save the Agent harmless against liability for the payment of, (i) reasonable syndication related expenses (including legal costs) of the Agent incurred, and all other out-of-pocket expenses of the Agent arising in connection with such transactions, (ii) all filing and recordation fees which may at any time be payable in respect of the Collateral Security Documents or the Supplemental Collateral Security Documents, (iii) all reasonable stenographic and duplication costs and the reasonable fees and expenses of counsel to the Agent in connection with this Agreement, the Notes, the Letters of Credit the Collateral Security Documents or any other loan Instrument, the transactions contemplated hereby or thereby, (iv) the reasonable cost and expenses, including attorneys' fees, incurred by the Agent and the Lenders in enforcing any of their rights under this Agreement, the Notes, the Letters of Credit, the Collateral Security Documents or any other Basic Document or in complying with any subpoena or other legal process served upon the Agent or any of the Lenders in connection with this Agreement, the Notes, the Letters of Credit, the Collateral

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Security Documents or any other Basic Document, or the transactions contemplated hereby or thereby including without limitation, costs and expenses incurred in any bankruptcy case and (v) the reasonable costs and expenses, including attorneys' fees, and all stenographic and duplication costs, incurred by the Agent in connection with or relating to the negotiation, preparation, execution or delivery of any amendment, modification, supplement, consent or waiver requested by any party relating to this Agreement, the Notes, the Letters of Credit, the Collateral Security Documents, or any other Basic Document or the transaction contemplated hereby or thereby.

    (b) Each of the Loan Parties agrees to pay, and hold the Agent and the Lenders harmless from and against, any and all present and future stamp and other similar taxes with respect to the transactions contemplated by this Agreement, and save the Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes. A certificate in reasonable detail as to any amounts payable to the Agent or any of the Lenders under this section 9.1(b) submitted to the Borrower by the Agent or any of the Lenders in good faith shall be presumed to be correct absent manifest error and shall be binding upon all of the parties to this Agreement and any assignees or transferees.

    (c) Each of the Loan Parties agrees, to the extent permitted by law, to indemnify, pay and hold harmless each of the Agent and the lenders (except from its or their gross negligence or willful misconduct) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may be imposed on, incurred by or asserted against the Agent or such Lender in any way relating to or arising out of this Agreement, the Notes, the Letters of Credit, any of the Collateral Security Documents, Basic Documents, or other documents or transactions in connection with or relating thereto. Each of the Loan Parties agrees to indemnify the Agent and the Lenders against any claims for brokerage fees or commissions payable to any broker or finder in connection with the Loans or the financing contemplated by this Agreement (other than any such broker or finder acting solely on behalf of the Agent or Lenders) and to pay all expenses incurred by any such parties in connection with the defense of any action brought to collect any brokerage fees or commissions by any such Person.

    (d) The obligations of the Loan Parties under this Section 9.1 shall survive resignation or removal of the Agent, transfer by the Lenders and payment in full of the Notes and other Obligations.

    Section 9.2 AMENDMENTS; CONSENT TO AMENDMENTS.



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   (a) None of the Loan Instruments may be changed orally, but only by an agreement in writing signed by the party against who enforcement of any waiver, change, modification or discharge is sought. Without limiting the generality of the foregoing, the acceptance or approval by the Agent or the Lenders of any Budget or other projection or forecast shall not be deemed a waiver of any covenant, condition or other term of this Agreement absent an express written waiver with respect to the matter purported to be waived, as required by this Section 9.2.

   (b) Each of the Loan Instruments may be amended or any provision thereof waived, and a Loan Party may take any action herein or therein prohibited, or omit to perform any act herein or therein required to be performed by it, if such Loan Party shall obtain the written consent to such amendment, action or omission to act, of the Majority Lenders, except that no such action shall be taken if the effect thereof is to (i) extend the maturity of any Note, Letter of Creditor Reimbursement Obligation or any installment of any thereof, change the Termination Date, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, or reduce any fees payable to the Lenders hereunder or thereunder, without the prior written consent of each Lender, (ii) change the amount of any Lender's Commitment without the prior consent of such Lender, (iii) release any material collateral (including without limitation any Cash Collateral) purported to be covered by any of the Collateral Security Documents (except as permitted by Section 2.16 or the Collateral Security Documents) without the prior written consent of each Lender, (iv) amend the provisions of
Section 9.2(a) or 9.2(b) or the definition of "Majority Lenders", without the prior written consent of each Lender, (v) amend or modify the provisions of
Section 8.9 without the prior consent of each Lender, (vi) create or permit additional Indebtedness secured by the Collateral with out the prior consent of each Lender or (vii) affect the rights or obligations of the Agent without the consent of the party entitled to such rights or liable for such obligations. Any such amendment, modification, supplement, cancellation or termination and any such waiver, properly consented to in accordance with the foregoing shall apply equally to each of the Lenders and the Agent (to the extent applicable to such party) and shall be binding upon the Loan Parties and each of the Secured Parties and all future holders of the Notes and assignees of any part of the Commitment.

   Section 9.3 INVESTMENT PURPOSE. Each of the Lenders represents that in making the Loans to the Borrower such Lender will be acquiring the Notes for the purpose of investment and not with the view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, provided that the disposition of property of such Lender shall at all times be and remain within its control, it being

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understood and agreed that the Agent shall have the right in accordance with the terms of this Agreement to syndicate the Commitment to additional financial institutions chosen by the Agent.

    Section 9.4 NOTICES TO SUBSEQUENT HOLDER. If any of the Notes shall have been transferred to another holder pursuant to Sections 9.3 and 9.7 and such holder shall have designated in writing the address to which communications with respect to such Note shall be mailed, all notices, certificates, requests, statements and other documents required or permitted to be delivered to any Lender or holder of a Note by any provision hereof shall also be delivered to each such holder.

    Section 9.5 PERSONS DEEMED OWNERS. Prior to due presentment of a Commitment Transfer Supplement, the Borrower may treat the Person in whose name any of the Notes is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Borrower shall not be affected by notice to the contrary.

    Section 9.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by any Loan Party in connection herewith shall survive the execution and delivery of and transfer by the Lenders and payment of the Obligations, regardless of any investigation made by the Agent or any Lender or on its behalf.

    Section 9.7 SUCCESSORS AND ASSIGNS.

    (a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Secured Parties, and their respective successors and assigns.

    (b) Any Lender may from time to time grant participations in all or any part of the Obligations and the Commitment to any Person (a "Participant") on such terms and conditions as may be determined by such Lender in its sole and absolute discretion, PROVIDED that the grant of such participation shall not relieve any Lender of its obligations hereunder nor create any additional obligations of any Loan Party, PROVIDED, FURTHER, that the Loan Parties agree that if any Obligations are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff under Section 9.17 in respect of its participating interest in amounts owing under the Loan Instruments to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Instruments, PROVIDED FURTHER, that such right of setoff shall be subject to the obligations of such Participant to


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share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 9.16. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.19, PROVIDED that no Participant shall be entitled to receive any greater amount pursuant to such sections than the transferor Lender would have been entitled to receive in respect of the amount of the participating interest transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender's right to agree to any amendment, supplement, waiver or modification to this Agreement or any other Loan Instrument, except where the result of any of the foregoing would be to effect one of the changes set forth in Section
9.2(b)(i) or 9.2(b)(ii) (except as otherwise expressly provided in the Loan Instruments).

   (c) BMO may, with the prior written consent of the Borrower, not to be unreasonably withheld, at any time sell to one or more financial institutions (a "Purchasing Lender") any part of its rights and obligations under the Loan Instruments pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender, such transferor Lender and the Agency. Each Lender other than BMO may sell to a Purchasing Lender all or any part of its rights and obligations under the Loan Instruments pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender, such transferor Lender and the Agent; PROVIDED that such transferor Lender shall have received the prior written consent thereto of Borrower and the Agent (each such consent not to be unreasonably withheld). Transfers under this Section 9.7(c) shall be in a minimum amount of $5,000,000, if the Purchasing Lender is already a Lender, and otherwise in a minimum amount of $10,000,000, unless, in either case, a lesser amount is then held by such transferor, in which case the minimum transfer amount shall be the amount then held. Upon (x) such execution of any such Commitment Transfer Supplement, and (y) delivery of an executed copy thereof to the Borrower and payment of the amount of its participation (together with a processing fee payable by the transferor Lender to the Agent in the amount of $3,500), the Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement, to the same extent as if it were an original party hereto with the share of the Commitment as set forth in such Commitment Transfer Supplement, which shall be deemed to amend this Agreement (including, without limitation, the Lender Schedule) to the extent, and only to the extent, necessary to reflect the addition of such Lender and the resulting adjustment of the Commitment arising from the purchase by such Lender of all or a portion of the rights and obligations of such transferor Lender under the Loan Instruments. Upon the consummation of any transfer pursuant to this Section 9.7(c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that, if required, replacement Notes

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are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchasing Lender, in each case in principal amounts reflecting their respective shares of the Commitment or, as appropriate, their outstanding Loans, as adjusted pursuant to the applicable Commitment Transfer Supplement. Prior to selling or otherwise transferring any Note, the Lender shall endorse on such Note all Loans and all payments of principal and interest that have been made in respect of such Note.

    (d) Each of the Loan Parties acknowledges that any Lender may deliver copies of any financial statements and other documents delivered to such Lender, and disclose any other information disclosed to such Lender, by or on behalf of any Loan Party in connection with or pursuant to the Loan Instruments (including without limitation information with respect to deposits of such Loan Party on account with such Lender) to (i) such Lender's directors, officers, employees, agents and professional consultants, (ii) any other Lender, (iii) any Person to which such Lender offers to sell all or part of its rights and obligations under the Loan Instruments, (iv) any Person to which such Lender sells or offers to sell a participation in all or any part of its rights and obligations under the Loan Instruments, (v) any federal or state regulatory authority having jurisdiction over such Lender or
(vi) any other Person to which such delivery or disclosure may be necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process, (c) in connection with any litigation to which such Lender is a party or (d) in order to protect such Lender's investment (PROVIDED, that, in the case of clauses (i) through (iv) hereof, such Person shall agree to be bound by Section 9.22 of this Agreement).

    Section 9.8 NOTICES. Except as otherwise expressly provided in this Agreement, all notices, demands, requests and other communications provided for hereunder shall be in writing and shall be deemed to have been given (a) when presented personally, (b) when transmitted by telex to the number, if any, specified below and the proper answer back is received, (c) if sent by overnight courier service, on the Business Day following the date of delivery to such courier service, or such later day as demonstrated by a bona fide receipt therefor, or (d) if sent by the United States Postal Service, postage prepaid, registered or certified, return receipt requested, on the date received, addressed to the respective party, as the case may be, at the following address, or such other address as any party may from time to time designate by written notice to the others as herein required. Transmission by telecopy at the numbers provided below shall constitute provision of notice under this Agreement only if receipt thereof is acknowledged by the recipient.


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    For the Agent/Fronting Bank, and each of the Lenders: as set forth on the
Lender Schedule.

    For the Loan Parties:

    Sithe Energies, Inc.
    450 Lexington Avenue
    New York, New York 10017

    Attn: Treasurer

    Telecopy: (212) 450-9065

    Section 9.9 DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    Section 9.10 GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW (OTHER THAN THE PROVISIONS OF
SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF SUCH STATE).

    Section 9.11 NO WAIVER. Failure by either the Agent or any of the Lenders to exercise, or any delay in exercising, any right, remedy, power or privilege it has under this Agreement, or any course of dealing between any Loan Party and the Agent or the Lenders, shall not operate as a waiver of any such right, remedy, power or privilege. Neither shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise of the same or of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

    Section 9.12 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such or any other provision in any other jurisdiction.

    Section 9.13 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each party hereto.

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    Section 9.14 WAIVER OF JURY TRIAL; LIMITATION OF REMEDIES.

    (a) THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION OF CLAIM WHICH IS BASED HEREON, OR ARISES OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTES, THE LETTERS OF CREDIT, ANY OF THE COLLATERAL SECURITY DOCUMENTS, BASIC DOCUMENTS, OR OTHER DOCUMENTS OR TRANSACTIONS IN CONNECTION WITH OR RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE AGENT, THE LENDERS OR THE LOAN PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

    (b) Each of the Loan Parties agrees, regardless of cause, not to assert any claim whatsoever, against any Secured Party for loss of anticipatory profits or consequential damages.

    Section 9.15 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

    Section 9.16 SHARING OF PAYMENTS. Each of the Lenders agrees that if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Basic Documents, or otherwise) which is applicable to the payment of any Obligations, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligations then owed and due to such Lender bears to the total of such Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in such Obligations owing to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that is all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

    Section 9.17 RIGHT OF SET-OFF. In addition to any rights now or hereafter granted under any applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each of the Agent and the Lenders is hereby authorized at any time or from time to time, without presentment, demand,

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protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing the Agent or such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of such Loan Party against and on account of the Obligations of such Loan Party to the Agent or such Lender under the Loan Instruments, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 9.16, and all other claims of any nature or description arising out of or in connection with the Loan Instruments, irrespective of whether or not the Agent or such Lender shall have made any demand hereunder and although such Obligations, liabilities or claims, or any of them, shall be continuing or unmatured.

    Section 9.18 SATISFACTION REQUIREMENT. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Person, then the determination of such satisfaction shall be made by such Person in its sole and exclusive judgment exercised in good faith.

    Section 9.19 MARSHALLING; PAYMENTS SET ASIDE. The Agent and Lenders shall not be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces any security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Bankruptcy Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be reviewed and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

    Section 9.20 PRIOR UNDERSTANDINGS. This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein.

    Section 9.21 JOINT AND SEVERAL LIABILITY. The Loan Parties are jointly and severally liable with each other for their respective obligations under the Loan Instruments.


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

    Section 9.22 CONFIDENTIALITY. Each of the Loan Parties and Secured Parties agrees to exercise its reasonable efforts to keep each of the Loan Instruments and the contents thereof and all other documents marked "confidential" delivered by or on behalf of any such Person, confidential from any Person other than Persons employed or retained by such Loan Party or any such Secured Party who are or are expected to become engaged in evaluating, approving, structuring or administering the Loan Instruments or the transactions contemplated thereby; PROVIDED, HOWEVER, that nothing herein shall prevent any Secured Party from making any disclosure of information contemplated under Section 9.7(e) or shall prevent a Loan Party or any Secured Party or any such Person so employed or retained from disclosing such Loan Instruments (i) to any other Lender, (ii) to its officers, directors, employees and agents who have a need to review such Loan Instruments in accordance with customary borrowing or lending practices, as applicable,
(iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Person, (v) which has been publicly disclosed by a Person other than the person subject hereto, (vi) to the extent reasonably required in connection with any litigation to which any Loan Party or any Secured Party or its Affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any right or remedy hereunder, (viii) to any such Person's attorneys, accountants and independent auditors, (ix) to any actual or proposed assignee, participant or transferee of any of the Obligations (subject to the non-disclosure standard set forth herein) or (x) to any Person to which disclosure may be necessary or appropriate in compliance with any law, rule, regulation or order applicable to such Person.

    Section 9.23 DEFAULTING LENDER. Anything in this Agreement to the contrary notwithstanding, if:

    (i) at a time when the conditions precedent set forth in Article IV hereof to any Loan hereunder are, in the opinion of the Majority Lenders, satisfied, any Lender shall fail to fulfill its obligations to make such Loan or

    (ii) any Lender shall fail in its obligation to make available to the Fronting Bank such Lender's participation in any unreimbursed amount of any Drawing under any Letter of Credit pursuant to Section 2.3 hereof.

    then, for so long as such failure shall continue, such Lender (a "Defaulting Lender") shall (unless the Majority Lenders, determined as if such Defaulting Lender were not a "Lender" hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement or any of the other Loan Instruments (including, without limitation, under this Section 9.23) to have no Loans, participations in Letters of

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Credit or Commitments, shall not be treated as a "Lender" hereunder when performing the computation of Majority Lenders, and shall have no rights under Section 9.2 hereof; PROVIDED that any action taken by the other Lenders with respect to those matters referred to in clauses (i), (ii) and (vi) of
Section 9.2(b) which require unanimous Lender consent shall not be effective as against such Lender without its consent. If the Borrower so requests within ten days after a Lender becomes a Defaulting Lender, the Agent shall use reasonable efforts to arrange an assignment of such Lender's proportionate share of the Commitment, to an assignee selected by the Agent or the Borrower (and reasonably acceptable to each of them) subject to the provisions of Section 2.19(e) hereof, and such assigning Lender hereby consents to any such assignment.


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    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

                                      SITHE ENERGIES, INC.

                                      By:    /s/ Sandra Manilla
                                          -------------------------------
                                      Name:  Sandra Manilla
                                      Title:


                                      SITHE ENERGIES U.S.A., INC.

                                      By:    /s/ Sandra Manilla
                                          -------------------------------
                                      Name:  Sandra Manilla
                                      Title:


                                      ENERGY FACTORS, INCORPORATED

                                      By:    /s/ Sandra Manilla
                                          -------------------------------
                                      Name:  Sandra Manilla
                                      Title:


                                      SITHE INTERNATIONAL, INC.

                                      By:    /s/ Sandra Manilla
                                          -------------------------------
                                      Name:  Sandra Manilla
                                      Title:


                                      SITHE ENERGIES DEVELOPMENT CORPORATION

                                      By:    /s/ Sandra Manilla
                                          -------------------------------
                                      Name:  Sandra Manilla
                                      Title:



                                       BANK OF MONTREAL

                                       By: /s/ John Smith
                                          ---------------------
                                       Name:
                                       Title:

                                       BANK OF MONTREAL as Agent

                                       By: /s/ John Smith
                                          ----------------------
                                       Name:
                                       Title: